Exhibit 99.2
Item 15. Exhibits and Financial Statement Schedules
INDEX TO FINANCIAL STATEMENTS
EQUITY LIFESTYLE PROPERTIES, INC.

Page

Report of Independent Registered Public Accounting Firm	F-3

Consolidated Balance Sheets as of December 31, 2008 and 2007	F-4

Consolidated Statements of Operations for the years ended December 31, 2008, 2007 and 2006	F-5 and F-6

Consolidated Statements of Changes in Stockholders’ Equity for the years ended December 31, 2008, 2007 and 2006	F-7

Consolidated Statements of Cash Flows for the years ended December 31, 2008, 2007 and 2006	F-8 and F-9

Notes to Consolidated Financial Statements	F-10

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders of Equity Lifestyle Properties, Inc.
We have audited the accompanying consolidated balance sheets of Equity Lifestyle Properties, Inc. (“Equity Lifestyle Properties” or the “Company”), as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2008. Our audits also included the financial statement schedules listed in the Index at Item 15. These financial statements and schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Equity Lifestyle Properties at December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Equity Lifestyle Properties’ internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 27, 2009 (not included herein), expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP
ERNST & YOUNG LLP
Chicago, Illinois
February 27, 2009,
except for the second paragraph  of Note 2(s) and the last table and paragraph of Note 5, as to which the date is August 10, 2009

Equity LifeStyle Properties, Inc.
Consolidated Balance Sheets
As of December 31, 2008 and 2007
(amounts in thousands, except for share data)

	December 31,	December 31,
	2008	2007

Assets
Investment in real estate:
Land	$541,979	$541,000
Land improvements	1,725,752	1,700,888
Buildings and other depreciable property	223,290	154,227

	2,491,021	2,396,115
Accumulated depreciation	(561,233)	(494,211)

Net investment in real estate	1,929,788	1,901,904
Cash and cash equivalents	45,312	5,785
Notes receivable, net	31,799	10,954
Investment in joint ventures	9,676	4,569
Rents and other customer receivables, net	1,040	1,156
Deferred financing costs, net	12,408	12,142
Inventory, net	12,934	63,526
Deferred commission expense	3,644	—
Escrow deposits and other assets	45,046	33,659

Total Assets	$2,091,647	$2,033,695

Liabilities and Equity
Liabilities:
Mortgage notes payable	$1,569,403	$1,556,392
Unsecured lines of credit	93,000	103,000
Accrued payroll and other operating expenses	66,656	34,617
Deferred revenue — sale of right-to-use contracts	10,611	—
Accrued interest payable	8,335	9,164
Rents and other customer payments received in advance and security deposits	41,302	37,274
Distributions payable	6,106	4,531

Total Liabilities	1,795,413	1,744,978

Commitments and contingencies
Non-controlling interests — Perpetual Preferred OP Units	200,000	200,000

Equity:
Stockholders’ Equity:
Preferred stock, $.01 par value 10,000,000 shares authorized; none issued	—	—
Common stock, $.01 par value 100,000,000 shares authorized for 2008 and 2007; 25,051,322 and 24,348,517 shares issued and outstanding for 2008 and 2007, respectively	238	236
Paid-in capital	320,084	310,803
Distributions in excess of accumulated earnings	(241,609)	(240,098)

Total Stockholders’ Equity	78,713	70,941

Non-controlling interests — Common OP Units	17,521	17,776

Total Equity	96,234	88,717

Total Liabilities and Equity	$2,091,647	$2,033,695

The accompanying notes are an integral part of the financial statements.

Equity LifeStyle Properties, Inc.
Consolidated Statements of Operations
For the Years Ended December 31, 2008, 2007 and 2006
(amounts in thousands, except per share data)

	2008	2007	2006

Property Operations:
Community base rental income	$245,833	$236,933	$225,815
Resort base rental income	111,876	102,372	89,925
Right-to-use annual payments	19,667	—	—
Right-to-use contracts current period, gross	10,951	—	—
Right-to-use contracts, deferred, net of prior period amortization	(10,611)	—	—
Utility and other income	41,633	36,849	30,643

Property operating revenues	419,349	376,154	346,383
Property operating and maintenance	152,363	127,342	116,179
Real estate taxes	29,457	27,429	26,246
Sales and marketing, gross	7,116	—	—
Sales and marketing, deferred commissions, net	(3,644)	—	—
Property management	25,451	18,385	17,079

Property operating expenses (exclusive of depreciation shown separately below)	210,743	173,156	159,504

Income from property operations	208,606	202,998	186,879
Home Sales Operations:
Gross revenues from inventory home sales	21,845	33,333	61,247
Cost of inventory home sales	(24,069)	(30,713)	(54,498)

Gross (loss) profit from inventory home sales	(2,224)	2,620	6,749
Brokered resale revenues, net	1,094	1,528	2,129
Home selling expenses	(5,776)	(7,555)	(9,836)
Ancillary services revenues, net	1,197	2,436	3,027

(Loss) income from home sales operations & other	(5,709)	(971)	2,069
Other Income (Expenses):
Interest income	3,095	1,732	1,975
Income from other investments, net	17,006	22,476	20,102
General and administrative	(20,617)	(15,591)	(12,760)
Rent control initiatives	(1,555)	(2,657)	(1,157)
Interest and related amortization	(99,430)	(103,070)	(103,161)
Depreciation on corporate assets	(390)	(437)	(410)
Depreciation on real estate assets	(66,193)	(63,554)	(60,276)

Total other expenses, net	(168,084)	(161,101)	(155,687)

Equity in income of unconsolidated joint ventures	3,753	2,696	3,583

Consolidated income from continuing operations	38,566	43,622	36,844

Discontinued Operations:
Discontinued operations	257	289	520
Depreciation on discontinued operations	—	—	(84)
(Loss) gain on sale of discontinued real estate	(79)	12,036	(192)

Income from discontinued operations	178	12,325	244

Consolidated net income	38,744	55,947	37,088
Income allocated to non-controlling interests:
Common OP Units	(4,297)	(7,705)	(4,318)
Perpetual Preferred OP Units	(16,144)	(16,140)	(16,138)

Net income available for Common Shares	$18,303	$32,102	$16,632

The accompanying notes are an integral part of the financial statements.

Equity LifeStyle Properties, Inc.
Consolidated Statements of Operations
For the Years Ended December 31, 2008, 2007 and 2006
(amounts in thousands, except per share data)

	2008	2007	2006

Earnings per Common Share — Basic:
Income from continuing operations	$0.74	$0.92	$0.70

Income from discontinued operations	$0.01	$0.41	$0.01

Net income available for Common Shares	$0.75	$1.33	$0.71

Earnings per Common Share — Fully Diluted:
Income from continuing operations	$0.74	$0.90	$0.68

Income from discontinued operations	$0.01	$0.41	$0.01

Net income available for Common Shares	$0.75	$1.31	$0.69

Distributions declared per Common Share outstanding	$0.80	$0.60	$0.30

Tax status of Common Shares distributions deemed paid during the year:
Ordinary income	$0.80	$0.60	$0.30

Long-term capital gain	$—	$—	$—

Unrecaptured section 1250 gain	$—	$—	$—

Weighted average Common Shares outstanding — basic	24,466	24,089	23,444

Weighted average Common Shares outstanding — fully diluted	30,498	30,414	30,241

The accompanying notes are an integral part of the financial statements.

Equity LifeStyle Properties, Inc.
Consolidated Statements of Changes In Stockholders’ Equity
For The Years Ended December 31, 2008, 2007 and 2006
(amounts in thousands)

			Distributions in
			Excess of	Non-controlling
			Accumulated	interests
	Common		Comprehensive	Common OP
	Stock	Paid-in Capital	Earnings	Units	Total Equity
Balance, December 31, 2005	$226	$299,444	$(267,154)	$9,379	$41,895
Conversion of OP Units to common stock		211		(211)	—
Issuance of common stock through exercise of options	3	2,741			2,744
Issuance of common stock through employee stock purchase plan		1,074			1,074
Compensation expense related to stock options and restricted stock		3,122			3,122
Repurchase of common stock		(926)			(926)
Issuance costs		(15)			(15)
Adjustment for Common OP Unitholders in the Operating Partnership		(1,168)		1,168	—
Net income			16,632	4,318	20,950
Distributions			(7,072)	(1,860)	(8,932)

Balance, December 31, 2006	$229	$304,483	$(257,594)	$12,794	$59,912

Conversion of OP Units to common stock	4	655		(659)	—
Issuance of common stock through exercise of options	3	2,577			2,580
Issuance of common stock through employee stock purchase plan		1,183			1,183
Compensation expense related to stock options and restricted stock		4,268			4,268
Repurchase of common stock		(883)			(883)
Adjustment for Common OP Unitholders in the Operating Partnership		(1,480)		1,480	—
Net income			32,102	7,705	39,806
Distributions			(14,606)	(3,544)	(18,149)

Balance, December 31, 2007	$236	$310,803	$(240,098)	$17,776	$88,717

Conversion of OP Units to common stock		1,463		(1,463)	—
Issuance of common stock through exercise of options	2	3,205			3,207
Issuance of common stock through employee stock purchase plan		1,501			1,501
Compensation expense related to stock options and restricted stock		5,162			5,162
Repurchase of common stock		(600)			(600)
Adjustment for Common OP Unitholders in the Operating Partnership		(1,450)		1,450	—
Net income			18,303	4,297	22,603
Distributions			(19,814)	(4,539)	(24,356)

Balance, December 31, 2008	$238	$320,084	$(241,609)	$17,521	$96,234

The accompanying notes are an integral part of the financial statements.

Equity LifeStyle Properties, Inc.
Consolidated Statements of Cash Flows
For the years ended December 31, 2008, 2007 and 2006
(amounts in thousands)

	2008	2007	2006
Cash Flows From Operating Activities
Consolidated net income	$38,744	$55,947	$37,088
Adjustments to reconcile net income to cash provided by operating activities:
Loss (Gain) on sale of properties and other	79	(12,036)	192
Gain on sale of investment	—	—	(914)
Depreciation expense	68,700	65,419	62,581
Amortization expense	2,956	2,894	2,795
Debt premium amortization	(632)	(1,608)	(1,477)
Equity in income of unconsolidated joint ventures	(5,528)	(4,123)	(5,494)
Distributions from unconsolidated joint ventures	3,717	5,052	3,449
Amortization of stock-related compensation	5,162	4,268	3,122
Revenue recognized from right-to-use contract sales	(340)	—	—
Amortized commission expense related to right-to-use contract sales	112	—	—
Accrued long term incentive plan compensation	1,098	685	—
Increase (decrease) in provision for uncollectible rents receivable	353	269	(294)
Increase in inventory reserve	63	250	—
Changes in assets and liabilities:
Rent and other customer receivables, net	(236)	(152)	(147)
Inventory	(5,129)	4,516	(8,059)
Deferred commission expense	(3,756)	—	—
Escrow deposits and other assets	(1,208)	(1,244)	229
Accrued payroll and other operating expenses	1,564	82	2,188
Deferred revenue — sales of right-to-use contracts	10,951	—	—
Rents received in advance and security deposits	(2,708)	2,573	4,198

Net cash provided by operating activities	113,962	122,792	99,457

Cash Flows From Investing Activities
Acquisition of rental properties	(3,484)	(24,774)	(35,283)
Acquisition of Privileged Access	1,267	—	—
Proceeds from disposition of rental properties	—	23,261	—
Proceeds from disposition of investment	—	—	9,000
Net tax-deferred exchange withdrawal (deposit)	2,124	(2,294)	—
Joint Ventures:
Investments in	(5,545)	(3,656)	(2,734)
Distributions from	524	152	1,647
Net (borrowings) repayments of notes receivable	(1,274)	11,091	(7,511)
Improvements:
Corporate	(198)	(618)	(252)
Rental properties	(15,319)	(15,970)	(14,605)
Site development costs	(11,199)	(12,796)	(17,348)

Net cash used in investing activities	(33,104)	(25,604)	(67,086)

The accompanying notes are an integral part of the financial statements.

Equity LifeStyle Properties, Inc.
Consolidated Statements of Cash Flows
For the years ended December 31, 2008, 2007 and 2006
(amounts in thousands)

	2008	2007	2006
Cash Flows From Financing Activities
Net proceeds from stock options and employee stock purchase plan	4,708	3,734	3,818
Distributions to Common Stockholders, Common OP Unitholders, and Perpetual Preferred OP Unitholders	(38,921)	(32,014)	(23,575)
Stock repurchase and Unit redemption	(600)	(883)	(926)
Lines of credit:
Proceeds	201,200	126,200	193,600
Repayments	(211,200)	(154,400)	(200,100)
Principal repayments on disposition	—	(1,992)	—
Principal payments and mortgage debt payoff	(224,442)	(16,169)	(16,751)
New financing proceeds	231,047	—	14,247
Early debt retirement	—	(17,174)	—
Debt issuance costs	(3,123)	(310)	(1,689)

Net cash used in financing activities	(41,331)	(93,008)	(31,376)

Net increase in cash and cash equivalents	39,527	4,180	995
Cash and cash equivalents, beginning of year	5,785	1,605	610

Cash and cash equivalents, end of year	$45,312	$5,785	$1,605

Supplemental Information:
Cash paid during the period for interest	$96,668	$101,206	$103,368
Non-cash investing and financing activities:
Real estate acquisition and disposition
Mortgage debt assumed and financed on acquisition of real estate	—	8,528	85,832
Mezzanine and joint venture investments applied to real estate acquisition	—	11,297	32,716
Other assets and liabilities, net, acquired on acquisition of real estate	36	932	2,295

Proceeds from loan to pay insurance premiums	—	4,344	3,638

Inventory reclassified to Buildings and other depreciable property	57,797	—	—

Acquisition of operations of Privileged Access
Assumption of assets and liabilities:
Inventory	2,139	—	—
Escrow deposits and other assets	12,344	—	—
Accrued payroll and other operating expenses	15,383	—	—
Rents and other customer payments received in advance and security deposits	19,799	—	—
Notes receivable	19,571	—	—
Investment in real estate	6,897	—	—
Debt assumed and financed on acquisition	7,037	—	—
The accompanying notes are an integral part of the financial statements.

Equity LifeStyle Properties, Inc.
Notes to Consolidated Financial Statements
Note 1 — Organization of the Company and Basis of Presentation
     Equity LifeStyle Properties, Inc., a Maryland corporation, together with MHC Operating Limited Partnership (the “Operating Partnership”) and other consolidated subsidiaries (“Subsidiaries”), is referred to herein as the “Company,” “ELS,” “we,” “us,” and “our.” The Company is a fully integrated owner and operator of lifestyle-oriented properties (“Properties”). The Company leases individual developed areas (“sites”) with access to utilities for placement of factory built homes, cottages, cabins or recreational vehicles (“RVs”). At certain Properties, the Company provides access to its sites through right-to-use or membership contracts. We believe that we have qualified for taxation as a real estate investment trust (“REIT”) for U.S. federal income tax purposes since our taxable year ended December 31, 1993. We plan to continue to meet the requirements for taxation as a REIT. Many of these requirements, however, are highly technical and complex. We cannot, therefore, guarantee that we have qualified or will qualify in the future as a REIT. The determination that we are a REIT requires an analysis of various factual matters that may not be totally within our control and we cannot provide any assurance that the IRS will agree with our analysis. For example, to qualify as a REIT, at least 95% of our gross income must come from sources that are itemized in the REIT tax laws. We are also required to distribute to stockholders at least 90% of our REIT taxable income computed without regard to our deduction for dividends paid and our net capital gain. The fact that we hold our assets through the Operating Partnership and its subsidiaries further complicates the application of the REIT requirements. Even a technical or inadvertent mistake could jeopardize our REIT qualification. Furthermore, Congress and the IRS might make changes to the tax laws and regulations, and the courts might issue new rulings that make it more difficult, or impossible, for us to remain qualified as a REIT. We do not believe, however, that any pending or proposed tax law changes would jeopardize our REIT qualification.
     If we fail to qualify as a REIT, we would be subject to U.S. federal income tax at regular corporate rates. Also, unless the IRS granted us relief under certain statutory provisions, we would remain disqualified as a REIT for four years following the year we first failed to qualify. Even if the Company qualifies for taxation as a REIT, the Company is subject to certain foreign, state and local taxes on its income and property and U.S. federal income and excise taxes on its undistributed income.
     The operations of the Company are conducted primarily through the Operating Partnership. The Company contributed the proceeds from its initial public offering and subsequent offerings to the Operating Partnership for a general partnership interest. In 2004, the general partnership interest was contributed to MHC Trust, a private REIT subsidiary owned by the Company. The financial results of the Operating Partnership and the Subsidiaries are consolidated in the Company’s consolidated financial statements. In addition, since certain activities, if performed by the Company, may cause us to earn income which is not qualifying for the REIT gross income tests, the Company has formed taxable REIT subsidiaries, as defined in the Code, to engage in such activities.
     Several Properties acquired are wholly-owned by taxable REIT subsidiaries of the Company. In addition, Realty Systems, Inc. (“RSI”) is a wholly-owned taxable REIT subsidiary of the Company that is engaged in the business of purchasing, selling and leasing homes that are located in Properties owned and managed by the Company. RSI also provides brokerage services to customers at such Properties. Typically, customers move from a Property but do not relocate their homes. RSI may provide brokerage services, in competition with other local brokers, by seeking buyers for the homes. Subsidiaries of RSI also lease from the Operating Partnership certain real property within or adjacent to certain Properties consisting of golf courses, pro shops, stores and restaurants.
     On August 14, 2008, the Company acquired substantially all of the assets and certain liabilities of Privileged Access, LP (“Privileged Access”) for an unsecured note payable of $2.0 million (the “PA Transaction”). Prior to the purchase, Privileged Access was the tenant under a 12-year lease with the Company for 82 Properties that terminated upon the closing of our acquisition. The $2.0 million unsecured note payable matures on August 14, 2010 and accrues interest at 10 percent per annum. See Note 12 in the Notes to Consolidated Financial Statements contained in this Form 10-K.
     The limited partners of the Operating Partnership (the “Common OP Unitholders”) receive an allocation of net income that is based on their respective ownership percentage of the Operating Partnership that is shown on the Consolidated Financial Statements as Non-controlling Interests — Common OP Units. As of December 31, 2008, the Non-controlling Interests — Common OP Units represented 5,366,741 units of limited partnership interest (“OP Units”) which are convertible into an equivalent number of shares of the Company’s common stock. The issuance of additional shares of common stock or common OP Units changes the respective ownership of the Operating Partnership for both the Non-controlling Interests and the Company.

Equity LifeStyle Properties, Inc.
Notes to Consolidated Financial Statements
Note 2 — Summary of Significant Accounting Policies
(a) Basis of Consolidation
     The Company consolidates its majority-owned subsidiaries in which it has the ability to control the operations of the subsidiaries and all variable interest entities with respect to which the Company is the primary beneficiary. The Company also consolidates entities in which it has a controlling direct or indirect voting interest. All inter-company transactions have been eliminated in consolidation. The Company’s acquisitions on or prior to December 31, 2008 were all accounted for as purchases in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations” (“SFAS No. 141”). For business combinations for which the acquisition date is on or after January 1, 2009, the purchase price of Properties will be in accordance with Statement of Financial Accounting Standard No. 141R, “Business Combinations,” (“SFAS No. 141R”).
     The Company has applied the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46R, “Consolidation of Variable Interest Entities” (“FIN 46R”) — an interpretation of ARB 51. The objective of FIN 46R is to provide guidance on how to identify a variable interest entity (“VIE”) and determine when the assets, liabilities, non-controlling interests, and results of operations of a VIE need to be included in a company’s consolidated financial statements. A company that holds variable interests in an entity will need to consolidate such entity if the company absorbs a majority of the entity’s expected losses or receives a majority of the entity’s expected residual returns if they occur, or both (i.e., the primary beneficiary). The Company has also applied Emerging Issues Task Force 04-5 — Accounting for investments in limited partnerships when the investor is the sole general partner and the limited partners have certain rights (“EITF 04-5”) which determines whether a general partner or the general partners as a group controls a limited partnership or similar entity and therefore should consolidate the entity. The Company will apply FIN 46R and EITF 04-5 to all types of entity ownership (general and limited partnerships and corporate interests).
     The Company applies the equity method of accounting to entities in which the Company does not have a controlling direct or indirect voting interest or is not considered the primary beneficiary, but can exercise influence over the entity with respect to its operations and major decisions. The cost method is applied when (i) the investment is minimal (typically less than 5%) and (ii) the Company’s investment is passive.
     As of December 31, 2007, the Bar Harbor joint venture was consolidated with the operations of the Company as the Company has determined that as of December 31, 2007 we were the primary beneficiary by applying the standards of FIN 46R.
(b) Use of Estimates
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
(c) Markets
     We manage all our operations on a property-by-property basis. Since each Property has similar economic and operational characteristics, the Company has one reportable segment, which is the operation of land lease Properties. The distribution of the Properties throughout the United States reflects our belief that geographic diversification helps insulate the portfolio from regional economic influences. We intend to target new acquisitions in or near markets where the Properties are located and will also consider acquisitions of Properties outside such markets.

Equity LifeStyle Properties, Inc.
Notes To Consolidated Financial Statements
Note 2 — Summary of Significant Accounting Policies (continued)
(d) Inventory
     Inventory primarily consists of new and used Site Set homes and is stated at the lower of cost or market after consideration of the N.A.D.A. Manufactured Housing Appraisal Guide and the current market value of each home included in the home inventory. Inventory sales revenues and resale revenues are recognized when the home sale is closed. Inventory is recorded net of an inventory reserve as of December 31, 2008 and December 31, 2007 of $0.5 million and $0.8 million, respectively. The expense for the inventory reserve is included in the cost of home sales in our Consolidated Statements of Operations. Resale revenues are stated net of commissions paid to employees of $0.7 million and $0.8 million for the years ended December 31, 2008 and 2007, respectively. (See Note 7 in the Notes to Consolidated Financial Statements contained in this Form 10-K).
(e) Real Estate
     In accordance with SFAS No. 141, we allocate the purchase price of Properties we acquire to net tangible and identified intangible assets acquired based on their fair values. In making estimates of fair values for purposes of allocating purchase price, we utilize a number of sources, including independent appraisals that may be available in connection with the acquisition or financing of the respective Property and other market data. We also consider information obtained about each Property as a result of our due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired.
     Real estate is recorded at cost less accumulated depreciation. Depreciation is computed on the straight-line basis over the estimated useful lives of the assets. We use a 30-year estimated life for buildings acquired and structural and land improvements, a ten-to-fifteen-year estimated life for building upgrades and a three-to-seven-year estimated life for furniture, fixtures and equipment. Used rental homes are depreciated based on its model year with a minimum of 15 years and new rental homes are depreciated using a 20-year estimated life from its model year down to a salvage value of 40% of the original costs. Depreciation on rental homes is included in ancillary services, net. In connection with the PA Transaction, we acquired approximately $2.0 million in used resort cottages. The used resort cottages are depreciated using a 20-year estimate life and are included in corporate and other depreciation.
     The values of above-and below-market leases are amortized and recorded as either an increase (in the case of below-market leases) or a decrease (in the case of above-market leases) to rental income over the remaining term of the associated lease. The value associated with in-place leases is amortized over the expected term, which includes an estimated probability of lease renewal. Expenditures for ordinary maintenance and repairs are expensed to operations as incurred and significant renovations and improvements that improve the asset and extend the useful life of the asset are capitalized over their estimated useful life.
     We periodically evaluate our long-lived assets, including our investments in real estate, for impairment indicators. Our judgments regarding the existence of impairment indicators are based on factors such as operational performance, market conditions and legal factors. Future events could occur which would cause us to conclude that impairment indicators exist and an impairment loss is warranted.
     For Properties to be disposed of, an impairment loss is recognized when the fair value of the Property, less the estimated cost to sell, is less than the carrying amount of the Property measured at the time the Company has a commitment to sell the Property and/or is actively marketing the Property for sale. A Property to be disposed of is reported at the lower of its carrying amount or its estimated fair value, less costs to sell. Subsequent to the date that a Property is held for disposition, depreciation expense is not recorded. The Company accounts for its Properties held for disposition in accordance with Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”). Accordingly, the results of operations for all assets sold or held for sale have been classified as discontinued operations in all periods presented.

Equity LifeStyle Properties, Inc.
Notes To Consolidated Financial Statements
Note 2 — Summary of Significant Accounting Policies (continued)
(f) Identified Intangibles and Goodwill
     We record acquired intangible assets and acquired intangible liabilities at their estimated fair value separate and apart from goodwill. We amortize identified intangible assets and liabilities that are determined to have finite lives over the period the assets and liabilities are expected to contribute directly or indirectly to the future cash flows of the property or business acquired. Intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. An impairment loss is recognized if the carrying amount of an intangible asset is not recoverable and its carrying amount exceeds its estimated fair value.
     The excess of the cost of an acquired entity over the net of the amounts assigned to assets acquired (including identified intangible assets) and liabilities assumed is recorded as goodwill. Goodwill is not amortized but is tested for impairment at a level of reporting referred to as a reporting unit on an annual basis, or more frequently if events or changes in circumstances indicate that the asset might be impaired. An impairment loss for an asset group is allocated to the long-lived assets of the group on a pro-rata basis using the relative carrying amounts of those assets, unless the fair value of specific components of the reporting group are determinable without undue cost and effort.
     As of December 31, 2008 and 2007, the carrying amounts of identified intangible assets, a component of “Escrow deposits and other assets” on our consolidated balance sheets, were approximately $4.2 million and $0, respectively. Amortization of identified intangibles assets was approximately $129,000 and $0 as of December 31, 2008 and 2007, respectively.
(g) Cash and Cash Equivalents
     We consider all demand and money market accounts and certificates of deposit with a maturity date, when purchased, of three months or less to be cash equivalents. The cash and cash equivalents as of December 31, 2008 and December 31, 2007 include approximately $0.4 million and $0 of restricted cash, respectively.
(h) Notes Receivable
     Notes receivable generally are stated at their outstanding unpaid principal balances net of any deferred fees or costs on originated loans, or unamortized discounts or premiums net of a valuation allowance. Interest income is accrued on the unpaid principal balance. Discounts or premiums are amortized to income using the interest method. In certain cases we finance the sales of homes to our customers (referred to as “Chattel Loans”) which loans are secured by the homes. The valuation allowance for the Chattel Loans is calculated based on a comparison of the outstanding principal balance of each note compared to the N.A.D.A. value and the current market value of the underlying manufactured home collateral.
     Beginning August 14, 2008, as a result the PA Transaction, the Company also now provides financing for nonrefundable upfront payments on sales of right-to-use contracts (“Contracts Receivable”). Based upon historical collection rates and current economic trends, when a sale is financed a reserve is established for a portion of the Contracts Receivable balance estimated to be uncollectible. The allowance and the rate at which the Company provides for losses on its Contracts Receivable could be increased or decreased in the future based on the Company’s actual collection experience. (See Note 8 in the Notes to Consolidated Financial Statements contained in this Form 10-K).

Equity LifeStyle Properties, Inc.
Notes To Consolidated Financial Statements
Note 2 — Summary of Significant Accounting Policies (continued)
(i) Investments in Joint Ventures
     Investments in joint ventures in which the Company does not have a controlling direct or indirect voting interest, but can exercise significant influence over the entity with respect to its operations and major decisions, are accounted for using the equity method of accounting whereby the cost of an investment is adjusted for the Company’s share of the equity in net income or loss from the date of acquisition and reduced by distributions received. The income or loss of each entity is allocated in accordance with the provisions of the applicable operating agreements. The allocation provisions in these agreements may differ from the ownership interests held by each investor. Differences between the carrying amount of the Company’s investment in the respective entities and the Company’s share of the underlying equity of such unconsolidated entities are amortized over the respective lives of the underlying assets, as applicable. (See Note 6 in the Notes to Consolidated Financial Statements contained in this Form 10-K)
(j) Income from Other Investments, net
     Income from other investments, net, primarily includes revenue relating to the Company’s former ground leases with Privileged Access of $15.8 million and $20.6 million for the years ended December 31, 2008 and 2007, respectively. The ground leases were terminated on August 14, 2008 due to the PA Transaction. The ground leases with Privileged Access were for approximately 24,300 sites at 82 of the Company’s Properties and were accounted for in accordance with Statement of Financial Accounting Standards No. 13, Accounting for Leases. The income for the year ended December 31, 2008 includes an expense of $1.0 million of a lease restatement bonus paid to Privileged Access in January 2008. In 2007, income from other investments, net also includes a one-time gain of approximately $1.1 million earned in connection with a 2005 defeasance transaction.
(k) Insurance Claims
     The Properties are covered against fire, flood, property damage, earthquake, windstorm and business interruption by insurance policies containing various deductible requirements and coverage limits. Recoverable costs are classified in other assets as incurred. Insurance proceeds are applied against the asset when received. Recoverable costs relating to capital items are treated in accordance with the Company’s capitalization policy. The book value of the original capital item is written off once the value of the impaired asset has been determined. Insurance proceeds relating to the capital costs are recorded as income in the period they are received.
     Approximately 70 Florida Properties suffered damage from the four hurricanes that struck the state during 2004 and 2005. As of February 3, 2009, the Company estimates its total claim to exceed $21.0 million. The Company has made claims for full recovery of these amounts, subject to deductibles. Through December 31, 2008, the Company has made total expenditures of approximately $18.0 million and expects to incur additional expenditures to complete the work necessary to restore the Properties to their pre-hurricanes condition. The Company has reserved approximately $2.0 million related to these expenditures ($0.7 million in 2005 and $1.3 million in 2004 ). Approximately $6.9 million of these expenditures have been capitalized per the Company’s capitalization policy through December 31, 2008.
     The Company has received proceeds from insurance carriers of approximately $8.8 million through December 31, 2008. Approximately $0.6 million has been recognized as a gain on insurance recovery, which is net of approximately $0.3 million of contingent legal fees and included in income from other investments, net, as of December 31, 2008.
     On June 22, 2007, the Company filed a lawsuit related to some of the unpaid claims against certain insurance carriers and its insurance broker. See Note 17 in the Notes to Consolidated Financial Statements contained in this Form 10-K for further discussion of this lawsuit.

Equity LifeStyle Properties, Inc.
Notes To Consolidated Financial Statements
Note 2 — Summary of Significant Accounting Policies (continued)
(l) Fair Value of Financial Instruments
     The Company’s financial instruments include short-term investments, notes receivable, accounts receivable, accounts payable, other accrued expenses, and mortgage notes payable. The fair values of all financial instruments, including notes receivable, were not materially different from their carrying values at December 31, 2008 and 2007.
(m) Deferred Financing Costs, net
     Deferred financing costs, net include fees and costs incurred to obtain long-term financing. The costs are being amortized over the terms of the respective loans on a level yield basis. Unamortized deferred financing fees are written-off when debt is retired before the maturity date. Upon amendment of the lines of credit, unamortized deferred financing fees are accounted for in accordance with, Emerging Issues Task Force No. 98-14, “Debtor’s Accounting for Changes in Line-of-Credit or Revolving-Debt Arrangements” (“EITF No. 98-14”). Accumulated amortization for such costs was $13.1 million and $10.3 million at December 31, 2008 and 2007, respectively.
(n) Revenue Recognition
     The Company accounts for leases with its customers as operating leases. Rental income is recognized over the term of the respective lease or the length of a customer’s stay, the majority of which are for a term of not greater than one year. We will reserve for receivables when we believe the ultimate collection is less than probable. Our provision for uncollectible rents receivable was approximately $1.5 million and $1.2 million as of December 31, 2008 and December 31, 2007, respectively.
     The sales of right-to-use contracts are recognized in accordance with Staff Accounting Bulletin 104, Revenue Recognition in Consolidated Financial Statements, Corrected (“SAB 104”). The Company will recognize the upfront non-refundable payments over the estimated customer life which, based on historical attrition rates, the Company has estimated to be between one to 31 years. The current period sales of upfront non-refundable payments are reported on the Income Statement in the line item titled “Right-to-use contracts current period, gross.” The cumulative deferral of the upfront non-refundable payments are reported on the Balance Sheet in the line item titled “Deferred revenue — sale of right-to use contracts.” The deferral of current period sales, net of amortization of prior period sales, is reported on the Income Statement in the line item titled “Right-to-use contracts, deferred, net of prior period amortization.” The decision to recognize this revenue in accordance with SAB 104 was made after corresponding with the Office of the Chief Accountant at the SEC during September and October of 2008. The commissions paid on the sale of right-to-use contracts will be deferred and amortized over the same period as the related sales revenue. The current period commissions paid are reported on the Income Statement in the line item titled “Sales and marketing, gross.” The cumulative deferrals of commissions paid are reported on the Balance Sheet in the line item titled “Deferred commissions expense.” The deferral of current period commissions, net of amortization of prior period commissions is reported on the Income Statement in the line item titled “Sales and marketing, deferred commissions, net.”
     Annual payments paid by customers under the terms of the right-to-use contracts are deferred and recognized ratably over the one-year period in which the services are provided.
     Income from home sales is recognized when the earnings process is complete. The earnings process is complete when the home has been delivered, the purchaser has accepted the home and title has transferred.

Equity LifeStyle Properties, Inc.
Notes To Consolidated Financial Statements
Note 2 — Summary of Significant Accounting Policies (continued)
(o) Non-controlling Interests
     Net income is allocated to Common OP Unitholders based on their respective ownership percentage of the Operating Partnership. Such ownership percentage is calculated by dividing the number of Common OP Units held by the Common OP Unitholders (5,366,741 and 5,836,043 at December 31, 2008 and 2007, respectively) by the total OP Units held by the Common OP Unitholders and the Company. Issuance of additional shares of common stock or Common OP Units changes the percentage ownership of both the Non-controlling Interests and the Company.
     Due in part to the exchange rights (which provide for the conversion of common OP Units into shares of common stock on a one-for-one basis), such transactions and the proceeds there from are treated as capital transactions and result in an allocation between stockholders’ equity and Non-controlling Interests to account for the change in the respective percentage ownership of the underlying equity of the Operating Partnership.
(p) Income Taxes
Due to the structure of the Company as a REIT, the results of operations contain no provision for U.S. federal income taxes for the REIT. However, the Company may be subject to certain foreign, state and local income, excise or franchise taxes. The Company paid federal, foreign, state and local taxes of approximately $378,000 and $369,000 during the years ended December 31, 2008 and 2007, respectively, which includes taxes payable from activities managed through taxable REIT subsidiaries. As of December 31, 2008, net investment in real estate and notes receivable had a U.S. federal tax basis of approximately $1.5 billion and $32.3 million, respectively.
The Company adopted the provisions of FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”) an interpretation of FASB Statement No. 109 “Accounting for Income Taxes,” on January 1, 2007. The adoption of FIN 48 resulted in no impact to the Company’s consolidated financial statements. The Company or one of its subsidiaries files income tax returns in the U.S. federal jurisdiction, various U.S. state jurisdictions and Canada. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2005.
(q) Derivative Instruments and Hedging Activities
     The Company recognizes all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The Company currently does not have any derivative instruments.
(r) Stock Compensation
     The Company adopted the fair-value-based method of accounting for share-based payments pursuant to Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure” (“SFAS No.148”) and Statement of Financial Accounting Standards No. 123(R), “Share Based Payment” (“SFAS 123(R)”). The Company uses the Black-Scholes-Merton formula to estimate the value of stock options granted to employees (see Note 13 in the Notes to Consolidated Financial Statements contained in this Form 10-K).

Equity LifeStyle Properties, Inc.
Notes To Consolidated Financial Statements
Note 2 — Summary of Significant Accounting Policies (continued)
(s) Recent Accounting Pronouncements
     In May 2008, the FASB issued Statement of Financial Accounting Standards No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 162”). The Statement identifies the sources of accounting principles and framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with United States generally accepted accounting principles (“GAAP”). The purpose is to remove the focus of setting the GAAP hierarchy from the auditor and giving the entity the responsibility of setting the GAAP hierarchy. SFAS No. 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board Auditing amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.” The Company does not believe SFAS No. 162 will have an impact on the consolidated financial statements.
     In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, “Non-controlling Interests in Consolidated Financial Statements” (“SFAS No. 160”), an amendment of Accounting Research Bulletin No. 51. SFAS No. 160 seeks to improve uniformity and transparency in reporting of the net income attributable to non-controlling interests in the consolidated financial statements of the reporting entity. The statement requires, among other provisions, the disclosure, clear labeling and presentation of non-controlling interests in the Consolidated Balance Sheet and Consolidated Income Statement. SFAS No. 160 is effective January 1, 2009 with early adoption prohibited. SFAS No. 160 will effect the presentation of minority interest within the consolidated financial statements. All current and prior year amounts have been reclassified to reflect our adoption of SFAS No. 160.
     In December 2007, the FASB issued Statement of Financial Accounting Standard No. 141R, “Business Combinations,” (“SFAS No. 141R”). SFAS No. 141R replaces FASB Statement No. 141 but retains the fundamental requirements set forth in SFAS No. 141 that the acquisition method of accounting (also known as the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. SFAS No. 141R replaces, with limited exceptions as specified in the statement, the cost allocation process in SFAS No. 141 with a fair value based allocation process. SFAS No. 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Early application is not permitted. The Company believes that the impact SFAS No. 141R will have on our consolidated financial statements will depend on the size and nature of any business combination that is entered into after the implementation date.
     In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”). SFAS No. 159 permits companies to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing companies with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The adoption of SFAS No. 159 is optional and the Company has elected not to adopt SFAS No. 159 for any of its financial assets and financial liabilities.
(t) Reclassifications
     Certain 2006 and 2007 amounts have been reclassified to conform to the 2008 presentation. This reclassification had no material effect on the consolidated balance sheets or statement of operations of the Company.

Equity LifeStyle Properties, Inc.
Notes To Consolidated Financial Statements
Note 3 — Earnings Per Common Share
     Earnings per common share are based on the weighted average number of common shares outstanding during each year. Statement of Financial Accounting Standards No. 128, “Earnings Per Share” (“SFAS No. 128”) defines the calculation of basic and fully diluted earnings per share. Basic and fully diluted earnings per share are based on the weighted average shares outstanding during each year and basic earnings per share exclude any dilutive effects of options, warrants and convertible securities. The conversion of OP Units has been excluded from the basic earnings per share calculation. The conversion of an OP Unit to a share of common stock has no material effect on earnings per common share.
     The following table sets forth the computation of basic and diluted earnings per common share for the years ended December 31, 2008, 2007 and 2006 (amounts in thousands):

	Years Ended December 31,
	2008	2007	2006
Numerators:
Income from Continuing Operations:
Income from continuing operations — basic	$18,157	$22,160	$16,439
Amounts allocated to dilutive securities	4,265	5,322	4,267

Income from continuing operations — fully diluted	$22,422	$27,482	$20,706

Income from Discontinued Operations:
Income from discontinued operations — basic	$146	$9,942	$193
Amounts allocated to dilutive securities	32	2,383	51

Income from discontinued operations — fully diluted	$178	$12,325	$244

Net Income Available for Common Shares:
Net income available for Common Shares — basic	$18,303	$32,102	$16,632
Amounts allocated to dilutive securities	4,297	7,705	4,318

Net income available for Common Shares — fully diluted	$22,600	$39,807	$20,950

Denominator:
Weighted average Common Shares outstanding — basic	24,466	24,089	23,444
Effect of dilutive securities:
Redemption of Common OP Units for Common Shares Shares	5,674	5,870	6,165
Employee stock options and restricted shares	358	455	632

Weighted average Common Shares outstanding — fully diluted	30,498	30,414	30,241

Equity LifeStyle Properties, Inc.
Notes To Consolidated Financial Statements
Note 4 — Common Stock and Other Equity Related Transactions
     On May 18, 2007 the stockholders approved the increase of authorized common stock from 50,000,000 to 100,000,000.
     The following table presents the changes in the Company’s outstanding common stock for the years ended December 31, 2008, 2007 and 2006 (excluding OP Units of 5,366,741, 5,836,043 and 6,090,068 outstanding at December 31, 2008, 2007, and 2006, respectively):

	2008	2007	2006
Shares outstanding at January 1,	24,348,517	23,928,652	23,479,753
Common stock issued through conversion of OP Units	469,302	254,025	117,403
Common stock issued through exercise of options	169,367	143,841	155,031
Common stock issued through stock grants	50,000	18,000	170,500
Common stock issued through ESPP and DRIP	32,184	22,820	23,605
Common stock repurchased and retired	(18,048)	(18,821)	(17,640)

Shares outstanding at December 31,	25,051,322	24,348,517	23,928,652

     As of December 31, 2008 and 2007, the Company’s percentage ownership of the Operating Partnership was approximately 82.4% and 80.6%, respectively. The remaining approximately 17.6% and 19.4%, respectively, was owned by the Common OP Unitholders.
     The following regular quarterly distributions have been declared and paid to common stockholders and Non-controlling Interests since January 1, 2006:

Distribution Amount	For the Quarter	Stockholder
Per Share	Ending	Record Date	Payment Date
$0.0750	March 31, 2006	March 31, 2006	April 14, 2006
$0.0750	June 30, 2006	June 30, 2006	July 14, 2006
$0.0750	September 30, 2006	September 29, 2006	October 13, 2006
$0.0750	December 31, 2006	December 29, 2006	January 12, 2007

$0.1500	March 31, 2007	March 30, 2007	April 13, 2007
$0.1500	June 30, 2007	June 29, 2007	July 13, 2007
$0.1500	September 30, 2007	September 28, 2007	October 12, 2007
$0.1500	December 31, 2007	December 28, 2007	January 11, 2008

$0.2000	March 31, 2008	March 28, 2008	April 11, 2008
$0.2000	June 30, 2008	June 27, 2008	July 11, 2008
$0.2000	September 30, 2008	September 26, 2008	October 10, 2008
$0.2000	December 31, 2008	December 26, 2008	January 9, 2009
     The Company adopted the 1997 Non-Qualified Employee Stock Purchase Plan (“ESPP”) in July 1997. Pursuant to the ESPP as amended on May 3, 2006, certain employees and directors of the Company may each annually acquire up to $250,000 of common stock of the Company. The aggregate number of shares of common stock available under the ESPP shall not exceed 1,000,000, subject to adjustment by the Company’s Board of Directors. The common stock may be purchased monthly at a price equal to 85% of the lesser of: (a) the closing price for a share of common stock on the last day of the offering period; and (b) the closing price for a share of common stock on the first day of the offering period. Shares of common stock issued through the ESPP for the years ended December 31, 2008 and 2007 were 31,770 and 21,677, respectively.

Equity LifeStyle Properties, Inc.
Notes To Consolidated Financial Statements
Note 5 — Investment in Real Estate
     Investment in Real Estate is comprised of (amounts in thousands):
Properties Held for Long Term

	December 31, 2008	December 31, 2007

Investment in real estate:
Land	$539,702	$538,723
Land improvements	1,715,627	1,690,784
Buildings and other depreciable property	222,699	153,671

	2,478,028	2,383,178
Accumulated depreciation	(557,130)	(490,108)

Net investment in real estate	$1,920,898	$1,893,070

Properties Held for Sale

	December 31, 2008	December 31, 2007

Investment in real estate:
Land	$2,277	$2,277
Land improvements	10,125	10,104
Buildings and other depreciable property	591	556

	12,993	12,937
Accumulated depreciation	(4,103)	(4,103)

Net investment in real estate	$8,890	$8,834

     Land improvements consist primarily of improvements such as grading, landscaping and infrastructure items such as streets, sidewalks or water mains. Buildings and other depreciable property consist of permanent buildings in the Properties such as clubhouses, laundry facilities, maintenance storage facilities, rental units and furniture, fixtures and equipment. See Note 7 in the Notes to the Consolidated Financial Statements contained in this Form 10-K for disclosure regarding the reclassification of manufactured home inventory to Buildings and other depreciable property during the year ended December 31, 2008.
     All acquisitions have been accounted for utilizing the purchase method of accounting and, accordingly, the results of operations of acquired assets are included in the statements of operations from the dates of acquisition. Certain purchase price adjustments may be made within one year following the acquisitions. We acquired all of these Properties from unaffiliated third parties. During the years ended December 31, 2008, 2007 and 2006, the Company acquired the following Properties (dollars in millions):
     1) During the year ended December 31, 2008, we acquired the following Properties:

Closing Date	Property	Location	Total Sites	Real Estate	Debt	Net Equity

January 14, 2008	Grandy Creek	Concrete, WA	179	$1.8	—	$1.8
January 23, 2008	Lake George Schroon Valley	Warrensburg, NY	151	2.1	—	2.1

Equity LifeStyle Properties, Inc.
Notes To Consolidated Financial Statements
Note 5 — Investment in Real Estate (continued)
     2) During the year ended December 31, 2007, we acquired the following Properties:

Closing Date	Property	Location	Total Sites	Real Estate	Debt		Net Equity

January 29, 2007	Mesa Verde (a)	Yuma, AZ	345	$5.9	$3.5		$2.4
June 27, 2007	Winter Garden (a)	Winter Garden, FL	350	10.9	4.0		6.9
August 3, 2007	Pine Island	St. James City, FL	363	6.5	—		6.5
September 26, 2007	Santa Cruz RV Ranch	Scotts Valley, CA	106	5.5	—		5.5
October 11, 2007	Tuxbury Resort	Amesbury, MA	305	7.3	1.1	(b)	6.1

(a)	Purchased remaining 75% interest in the two Diversified Investments joint venture Properties above, in which we had an existing 25% joint venture ownership interest of $0.7 million. The gross purchase price for Mesa Verde includes $0.3 million in prepaid rent.

(b)	Net of approximately $0.1 million of market-to-market adjustment.
Investment in real estate also increased due to the consolidation of the Bar Harbor joint venture as of December 31, 2007. (See Note 6 in the Notes to Consolidated Financial Statements contained in this Form 10-K)
     3) During the year ended December 31, 2006, we acquired the following Properties:

Closing Date	Property	Location	Total Sites	Real Estate (a)	Debt	Net Equity

March 22, 2006	Mezzanine Portfolio (a)	Various (11 Properties)	5,057	$105.0	$73.0	$0.0
April 14, 2006	Thousand Trails Portfolio (b)	Various (2 Properties)	624	10.0	—	10.0
April 25, 2006	Mid-Atlantic Portfolio (c)	Various (7 Properties)	1,594	14.3	—	5.0
June 13, 2006	Tranquil Timbers (d)	Door County, WI	270	2.8	—	2.8
December, 2006	Diversified Portfolio (e)	Various (4 Properties)	1,660	20.5	12.8	7.7
December 15, 2006	Outdoor World Portfolio (f)	Various (15 Properties)	3,962	10.1	—	10.1

(a)	Purchased remaining interest in the Mezzanine Portfolio in which we had initially invested approximately $30.0 million to acquire preferred equity interests during the first quarter of 2004. The purchase price of $105.0 million included our existing investment of $32.2 million and our general partner investment of $1.4 million. Net working capital acquired included $3.2 million of rents received in advance and $0.4 million in other net payables. In connection with this acquisition we purchased $1.9 million of inventory. The acquisition was funded by new debt financing of $47.1 million and assumed debt of approximately $25.9 million.

(b)	The purchase price includes certain personal property acquired from Privileged Access located throughout the Thousand Trails Portfolio. The Company leased back these Properties to Privileged Access between April 14, 2006 and August 13, 2008.

(c)	The portfolio was acquired in exchange for $5.0 million in cash, and two Properties previously held for sale, located in Indiana. The Company provided short-term seller financing of $3.4 million at the time of closing which was repaid in full on August 21, 2006. Net working capital acquired included $0.6 million of rents received in advance. The Company leased all 1,594 sites in the portfolio to Privileged Access between April 25, 2006 and August 13, 2008.

(d)	Net working capital acquired included approximately $0.2 million of rents received in advance.

(e)	Purchased remaining 75% interest in four Diversified joint venture Properties in which we had an existing 25% joint venture ownership interest of $0.6 million. Net working capital acquired included $1.2 million of rents received in advance and $0.6 million of escrow deposits. A portion of the purchase price was funded by assumed debt of approximately $12.8 million.

(f)	The Company leased all 3,962 sites in the portfolio to Privileged Access between December 15, 2006 and August 13, 2008..

Equity LifeStyle Properties, Inc.
Notes To Consolidated Financial Statements
Note 5 — Investment in Real Estate (continued)
     We actively seek to acquire additional Properties and currently are engaged in negotiations relating to the possible acquisition of a number of Properties. At any time these negotiations are at varying stages which may include contracts to acquire certain Properties which are subject to satisfactory completion of our due diligence review.
     As of December 31, 2008 and 2007, the Company has two Properties designated as held for disposition pursuant to SFAS No. 144. The Company determined that these Properties no longer met its investment criteria. As such, the results from operations of these two Properties are classified as income from discontinued operations. The Properties classified as held for disposition are listed in the table below.

Property	Location	Sites
Casa Village	Billings, MT	490
Creekside	Wyoming, MI	165
     The remaining two Properties held for disposition were in various stages of negotiations and the Company expects to sell these Properties for proceeds greater than their net book value.
During the three years ended December 31, 2008, the Company sold the following Properties. The operating results have been reflected in discontinued operations.
1)	On November 30, 2007, we sold Holiday Village, a 519-site all-age manufactured home Property in Sioux City, Iowa for approximately $2.6 million. A gain of sale of approximately $0.6 million was recognized in the fourth quarter of 2007.

2)	On July 6, 2007, the Company sold Del Rey, a 407-site manufactured home Property in Albuquerque, New Mexico, for proceeds of approximately $13.0 million and recognized a gain on sale of approximately $6.9 million. The proceeds were deposited in a tax-deferred exchange account and the proceeds were subsequently used for the acquisition of Pine Island and Tuxbury Resort discussed above.

3)	On January 10, 2007, the Company sold, Lazy Lakes, a 100-site resort Property in the Florida Keys for proceeds of approximately $7.7 million and recognized a gain on sale of approximately $4.6 million. The proceeds were deposited in a tax-deferred exchange account and were subsequently used for the acquisitions of Winter Garden and Mesa Verde discussed above.

4)	During the year ended December 31, 2006, we exchanged two Properties located in Indiana as part of the Mid-Atlantic Portfolio acquisition. A loss on sale of approximately $0.2 million was recorded during the second quarter of 2006.
The following table summarizes the combined results of operations of Properties held for sale or sold during the years ended December 31, 2008, 2007 and 2006 (amounts in thousands):

	2008	2007	2006
Rental income	$2,121	$3,020	$3,920
Utility and other income	155	243	341

Property operating revenues	2,276	3,263	4,261

Property operating expenses	(1,101)	(1,972)	(2,696)

Income from property operations	1,175	1,291	1,565

Income (loss) from home sales operations and other	8	(65)	15
Interest and amortization	(926)	(937)	(1,060)
Depreciation	—	—	(84)

Total other expenses	(926)	(937)	(1,144)

(Loss) gain on sale	(79)	12,036	(192)

Net income	$178	$12,325	$244

Equity LifeStyle Properties, Inc.
Notes To Consolidated Financial Statements
Note 6 — Investment in Joint Ventures
     During the year ended December 31, 2008, the Company invested approximately $5.7 million to acquire an additional 25% interest in Voyager RV Resort, increasing the Company’s ownership interest to 50%. The additional investment was determined on a total purchase price of $50.5 million and mortgage debt of $22.5 million. The Company exercised its option to acquire the remaining percentage of Bar Harbor joint venture from its joint venture partner. Under the formula provided for in the call option section of the joint venture agreement, no additional consideration was required to be paid to exercise the option and the Company now owns 100 percent of the three Bar Harbor Properties. The Company sold its 25% interest in the four Morgan Portfolio joint ventures known as New Point in New Point, Virginia, Virginia Park in Old Orchard Beach, Maine, Club Naples in Naples, Florida and Gwynn’s Island in Gwynn, Virginia, for a sales price of approximately $2.1 million. The sales price for the four Morgan Portfolio joint ventures was based on a total sales price of approximately $25.7 million net of mortgage debt of approximately $17.2 million. A gain on the sale of approximately $1.6 million was recognized. The Company also received approximately $0.4 million held for the initial investment in one of the Morgan Properties.
     During the year ended December 31, 2008, the Company received approximately $4.2 million in distributions from our joint ventures. $3.7 million of these distributions were classified as return on capital and were included in operating activities. The remaining distributions of approximately $0.5 million were classified as a return of capital and were included in investing activities and were related to the sale of the Companies 25% interest in four of our joint venture Properties. Approximately $2.7 million of the distributions received exceeded the Company’s basis in its joint venture and as such were recorded in income from unconsolidated joint ventures. Of these distributions, $0.6 million relates to the gain on the payoff of our share of seller financing in excess of our joint venture basis on one Lakeshore investment.
     On February 13, 2009, the Company purchased the remaining 75% interest in the Diversified Portfolio joint venture Properties in which we had an existing 25% joint venture interest. The Properties are known as Robin Hill in Lenhartsville, Pennsylvania, Sun Valley in Bowmansville, Pennsylvania and Plymouth Rock in Elkhart Lake, Wisconsin. Also on February 13, 2009, the Company sold its 25% interest in the Diversified Portfolio joint ventures known as Round Top, in Gettysburg, Pennsylvania and Pine Haven in Ocean View, New Jersey.
     During the year ended December 31, 2007, the Company invested approximately $2.7 million in developing one of the Bar Harbor joint venture Properties, which resulted in an increase of the Company’s ownership interest per the joint venture agreement. As of December 31, 2007, the Bar Harbor joint venture had been consolidated with the operations of the Company as the Company had determined that as of December 31, 2007 we are the primary beneficiary by applying the standards of FIN 46R. This consolidation had decreased the Company’s investment in joint venture approximately $11.1 million, with an offsetting increase in investment in real estate.
     During the year ended December 31, 2007, the Company received approximately $5.2 million in distributions from our joint ventures. $5.1 million of these distributions were classified as return on capital and were included in operating activities. The remaining distributions of approximately $0.1 million were classified as a return of capital and were included in investing activities and were related to refinancings at three of our joint venture Properties. Approximately $2.5 million of the distributions received exceeded the Company’s basis in its joint venture and as such were recorded in income from unconsolidated joint ventures.
     During the year ended December 31, 2006, the Company invested approximately $1.1 million in five joint ventures owning five Properties located in Florida, Massachusetts, Maine and two in Virginia. The Company also invested approximately $1.6 million in developing one of the Bar Harbor joint venture Properties, which resulted in an increase of the Company’s ownership interest per the joint venture agreement.
     During the year ended December 31, 2006, the Company received approximately $5.1 million in distributions from our joint ventures. $3.5 million of these distributions were classified as return on capital and were included in operating activities. The remaining distributions of approximately $1.6 million were classified as a return of capital and were included in investing activities. The return of capital distributions related to our sale of the Property owned by Indian Wells joint venture and the sale of our interest in the Blazing Star joint venture.

Equity LifeStyle Properties, Inc.
Notes To Consolidated Financial Statements
Note 6 — Investment in Joint Ventures (continued)
     The following table summarizes the Company’s investment in unconsolidated joint ventures (with the number of Properties shown parenthetically for the years ended December 31, 2008 and 2007, respectively):

						JV Income for
				Investment as of		Year Ended
			Economic	December 31,	December 31,	December 31,	December 31,
Investment	Location	Number of Sites	Interest(a)	2008	2007	2008	2007
Meadows	Various (2,2)	1,027	50%	$406	$138	$838	$698
Lakeshore	Florida (2,2)	342	90%	110	61	890	276
Voyager	Arizona (1,1)	1,706	50%(b)	8,953	3,368	470	313
Maine Portfolio	Maine (0,0)(c)	—	—	—	—	—	(505)
Other Investments	Various (5,10)(d)	2,088	25%	207	1,002	1,555	1,914

		5,163		$9,676	$4,569	$3,753	$2,696

(a)	The percentages shown approximate the Company’s economic interest as of December 31, 2008. The Company’s legal ownership interest may differ.

(b)	Voyager joint venture primarily consists of a 50% interest in Voyager RV Resort. A 25% interest in the utility plant servicing the Property is included in Other Investments.

(c)	As of December 31, 2007, the Bar Harbor joint venture was consolidated with the operations of the Company.

(d)	During the year ended December 31, 2008, the Company received funds held for the initial investment in one of the Morgan Properties and sold its 25% interest in all four remaining Morgan Properties.
Note 7 — Inventory
     The following table sets forth Inventory as of the years ended December 31, 2008 and 2007 (amounts in thousands):

	December 31,	December 31,
	2008	2007
New homes (1)	$7,944	$51,083
Used homes (2)	312	10,912
Other (3)	5,143	2,361

Total inventory (4)	13,399	64,356
Inventory reserve	(465)	(830)

Inventory, net of reserves	$12,934	$63,526

(1)	Includes 253 and 860 new units for the years ended December 31, 2008 and 2007, respectively.

(2)	Includes 27 and 978 used units for the years ended December 31, 2008 and 2007, respectively.

(3)	Other inventory primarily consists of merchandise inventory. The increase in the balance since December 31, 2007 is primarily due to approximately $2.1 million of merchandise and other inventory acquired in connection with the PA Transaction.

(4)	Includes $0.3 million of Properties currently held for sale as of December 31, 2008 and 2007.
     During the year ended December 31, 2008, $57.8 million of manufactured home inventory, including reserves of approximately $0.8 million, was reclassified to Buildings and other depreciable property. The inventory reclassified is primarily rented to customers on an annual basis.

Equity LifeStyle Properties, Inc.
Notes To Consolidated Financial Statements
Note 8 — Notes Receivable
     As of December 31, 2008 and December 31, 2007, the Company had approximately $31.8 million and $11.0 million in notes receivable, respectively. As of December 31, 2008 and 2007, the Company has approximately $12.0 million and $10.6 million, respectively, in Chattel Loans receivable, which yield interest at a per annum average rate of approximately 8.8%, have an average term and amortization of 5 to 15 years, require monthly principal and interest payments and are collateralized by homes at certain of the Properties. These notes are recorded net of allowances of $158,000 and $160,000 as of December 31, 2008 and December 31, 2007, respectively. During the year ended December 31, 2008, approximately $1.5 million was repaid and an additional $4.3 million was loaned to customers.
     In connection with the PA Transaction, we acquired approximately $19.6 million of Contracts Receivable. As of December 31, 2008, the Company had approximately $19.5 million of Contracts Receivables, including allowances of approximately $0.3 million plus discount amortization of approximately $0.3 million. These Contracts Receivables represent loans to customers who have purchased right-to-use contracts. The Contracts Receivable yield interest at a per annum average rate of 16.2%, have a weighted average term remaining of approximately four years and require monthly payments of principal and interest. During the period ended December 31, 2008, approximately $4.0 million was repaid and an additional $4.0 million was loaned to customers.
     As of December 31, 2008 and 2007, the Company had approximately $0.4 million in notes which bear interest at a per annum rate of prime plus 0.5% and mature on December 31, 2011. The notes are collateralized with a combination of common OP Units and partnership interests in certain joint ventures.
Note 9 — Long-Term Borrowings
Secured Debt
     As of December 31, 2008 and December 31, 2007, the Company had outstanding mortgage indebtedness on Properties held for long term of approximately $1,555 million and $1,542 million, respectively, and approximately $14 million of mortgage indebtedness as of December 31, 2008 and December 31, 2007 on Properties held for sale. The weighted average interest rate on this mortgage indebtedness for the years ended December 31, 2008 and December 31, 2007 was approximately 5.9% per annum and 6.1% per annum, respectively. The debt bears interest at rates of 5.0% to 10.0% per annum and matures on various dates ranging from 2009 to 2019. Included in our debt balance are three capital leases with balances of approximately $6.7 million and $6.6 million at December 31, 2008 and 2007, respectively, and imputed interest rates of 13.1% per annum. The debt encumbered a total of 151 and 164 of the Company’s Properties as of December 31, 2008 and December 31, 2007, and the carrying value of such Properties was approximately $1,694 million and $1,784 million, respectively, as of such dates.
Financing, Refinancing and Early Debt Retirement
     During the year ended December 31, 2008, the Company closed on approximately $231.0 million of new financing, on 15 manufactured home properties, with a weighted average interest rate of 6.01%. We used the proceeds from the financing to pay-off approximately $245.8 million of mortgage debt on 28 manufactured home properties, with a weighted average interest rate of 5.54%. The proceeds were also used to pay down amounts outstanding on our lines of credit.
     During the year ended December 31, 2007, the Company assumed $7.5 million in mortgage debt in connection with the acquisitions of Mesa Verde and Winter Garden. Such debt was repaid in 2008. In connection with the acquisition of Tuxbury, the Company financed $1.2 million of the purchase price from the seller. The Company repaid approximately $1.9 million in mortgage debt in connection with the 2007 sale of Lazy Lakes. Refer to “Note 5 — Investment in Real Estate” for further discussion of acquisition and disposition activity.
     Also during the year ended December 31, 2007, the Company repaid approximately $9.4 million of outstanding mortgage debt collateralized by two properties and paid down $7.7 million of the mortgage debt on Tropical Palms RV Resort. The Tropical Palms RV Resort mortgage debt balance remaining on December 31, 2007 was approximately $12.0 million and was repaid in July 2008.
     In February 2009, the Company refinanced two mortgages with a stated interest rate of 6.38% per annum for total proceeds of approximately $58.0 million.

Equity LifeStyle Properties, Inc.
Notes To Consolidated Financial Statements
Note 9 — Long-Term Borrowings (continued)
Unsecured Loans
     We have two unsecured Lines of Credit (“LOC”) of $350 million and $20 million that bear interest at a rate of LIBOR plus a maximum of 1.20% per annum, have a 0.15% facility fee, mature on June 30, 2010, and have a one-year extension option. The weighted average interest rate for the year ended December 31, 2008 for our unsecured debt was approximately 3.6% per annum. During the year ended December 31, 2008, we borrowed $201.2 million and paid down $211.2 million on the lines of credit for a net pay-down of $10.0 million funded by our operations. As of December 31, 2008, the $370 million bank commitment had $277 million available for future borrowings.
     In September 2007, we completed an amendment of our existing unsecured Lines of Credit (“LOC”) to expand our borrowing capacity from $275 million to $350 million. Prior to the amendment, the Company had a $225 million LOC and a $50 million LOC. The amendment increased the $225 million LOC to $350 million and decreased the $50 million LOC to $20 million. The lines of credit continue to accrue interest at LIBOR plus a maximum of 1.20% per annum, have a 0.15% facility fee, mature on June 30, 2010, and have a one-year extension option. The Company incurred commitment and arrangement fees of approximately $0.3 million to increase its borrowing capacity.
     As of December 31, 2007, the $370 million bank commitment had $267 million available for future borrowings. The weighted average interest rate for the year ended December 31, 2007 was 6.84%.
Other Loans
     During 2007, we borrowed $4.3 million to finance our insurance premium payments. As of December 31, 2007 this loan had been paid off.
     Aggregate payments of principal on long-term borrowings for each of the next five years and thereafter are as follows (amounts in thousands):

Year	Amount
2009	$97,167
2010	323,814
2011	74,642
2012	20,618
2013	130,170
Thereafter	1,014,487
Net unamortized premiums	1,505

Total	$1,662,403

Equity LifeStyle Properties, Inc.
Notes To Consolidated Financial Statements
Note 10 — Lease Agreements
     The leases entered into between the customer and the Company for the rental of a site are generally month-to-month or for a period of one to ten years, renewable upon the consent of the parties or, in some instances, as provided by statute. Non-cancelable long-term leases are in effect at certain sites within approximately 39 of the Properties. Rental rate increases at these Properties are primarily a function of increases in the Consumer Price Index, taking into consideration certain conditions. Additionally, periodic market rate adjustments are made as deemed appropriate. Future minimum rents are scheduled to be received under non-cancelable tenant leases at December 31, 2008 as follows (amounts in thousands):

Year	Amount
2009	$72,153
2010	73,834
2011	54,981
2012	36,482
2013	28,943
Thereafter	46,733

Total	$313,126

Note 11 — Ground Leases
     The Company leases land under non-cancelable operating leases at certain of the Properties expiring in various years from 2013 to 2054, with terms which require twelve equal payments per year plus additional rents calculated as a percentage of gross revenues. For the year ended December 31, 2008, ground lease rent was approximately $1.8 million and for the years ended December 31, 2007 and 2006, ground lease rent was approximately $1.6 million. Minimum future rental payments under the ground leases as of December 31, 2008 as follows (amounts in thousands):

Year	Amount
2009	$1,887
2010	1,891
2011	1,895
2012	1,899
2013	1,888
Thereafter	20,532

Total	$29,992

Note 12 — Transactions with Related Parties
Privileged Access
     On August 14, 2008, the Company closed on the PA Transaction by acquiring substantially all of the assets and assumed certain liabilities of Privileged Access for an unsecured note payable of $2.0 million. Prior to the purchase, Privileged Access had a 12-year lease with the Company for 82 Properties that terminated upon closing. At closing, approximately $4.8 million of Privileged Access cash was deposited into an escrow account for liabilities that Privileged Access has retained. The balance in the escrow account as of December 31, 2008 was approximately $3.2 million. In approximately two years, the excess cash in the escrow account, if any, will be paid to the Company.
     The preliminary purchase price allocation has been recorded as of August 14, 2008. The preliminary allocation does not include a receivable for the contingent cash as the amount and timing of collection is uncertain. Further adjustments to the purchase price allocation may be necessary within the one-year allocation period allowed by FAS 141.

Equity LifeStyle Properties, Inc.
Notes To Consolidated Financial Statements
Note 12 — Transactions with Related Parties (continued)
     Mr. McAdams, the Company’s President effective January 1, 2008, owns 100 percent of Privileged Access. The Company has entered into an employment agreement effective as of January 1, 2008 (the “Employment Agreement”) with Mr. McAdams which provides for an initial term of three years, but such Employment Agreement can be terminated at any time. The Employment Agreement provides for a minimum annual base salary of $300,000, with the option to receive an annual bonus in an amount up to three times his base salary. Mr. McAdams is also subject to a non-compete clause and to mitigate potential conflicts of interest shall have no authority, on behalf of the Company and its affiliates, to enter into any agreement with any entity controlling, controlled by or affiliated with Privileged Access. Prior to forming Privileged Access, Mr. McAdams was a member of our Board of Directors from January 2004 to October 2005. Simultaneous with his appointment as president of Equity Lifestyle Properties, Inc., Mr. McAdams resigned as Privileged Access’s Chairman, President and CEO. However, he was on the board of PATT Holding Company, LLC (“PATT”), until the entity was dissolved in 2008.
     Mr. Heneghan, the Company’s CEO, was a member of the board of PATT, pursuant to the Company’s rights under its resort Property leases with Privileged Access to represent the Company’s interests from April 14, 2006 to August 13, 2008. Mr. Heneghan did not receive compensation in his capacity as a member of such board.
     In connection with the PA Transaction, the Company hired most of the property employees and certain property management and corporate employees of Privileged Access. Subsequent to the PA Transaction, the Company has reimbursed Privileged Access for services provided by Privileged Access employees retained by Privileged Access, which were necessary for the transition of the former Privileged Access operations to the Company.
     Privileged Access had the following substantial business relationships with the Company, which were all terminated with the closing of the PA Transaction on August 14, 2008.
•	Prior to August 14, 2008, the Company was leasing approximately 24,300 sites at 82 resort Properties (which includes 60 Properties operated by a subsidiary of Privileged Access known as the “TT Portfolio”) to Privileged Access or its subsidiaries. For the years ended December 31, 2008, 2007, and 2006 we recognized approximately $15.8 million, $20.5 million, and $17.8 million, respectively, in rent from these leasing arrangements. The lease income is included in Income from other investments, net in the Company’s Consolidated Statement of Operations. As of December 31, 2008 and 2007, no payments and $0.1 million in lease payments, respectively, remain to be received under these leases. During the year ended December 31, 2008, the Company reimbursed Privileged Access approximately $2.7 million for capital improvements. In 2007, the Company made no reimbursements to Privileged Access.

Effective January 1, 2008, the leases for these Properties provide for the following significant terms: a) annual fixed rent of approximately $25.5 million b) annual rent increases at the higher of Consumer Price Index (“CPI”) or a renegotiated amount based upon the fair market value of the Properties, c) expiration date of January 15, 2020, and d) two 5-year extension terms at the option of Privileged Access. The January 1, 2008 lease for the TT Portfolio also included provisions where the Company paid Privileged Access $1 million for entering into the amended lease. The $1 million payment was being amortized on a pro-rata basis over the remaining term of the lease as an offset to the annual lease payments and the remaining balance at August 14, 2008 of $0.9 million was expensed and is included in Income from other investments, net during the year ended December 31, 2008.

The Company had subordinated its lease payment for the TT Portfolio to a bank that loaned Privileged Access $5 million. The Company acquired this loan as part of the PA Transaction and paid off the loan during the year ended December 31, 2008.

•	From June 12, 2006 through July 14, 2008, Privileged Access had leased 130 cottage sites at Tropical Palms, a resort Property located near Orlando, Florida. For the years ended December 31, 2008 and 2007, we earned approximately $0.8 million and $1.5 million, respectively, in rent from this leasing arrangement. The lease income is included in the Resort base rental income in the Company’s Consolidated Statement of Operations. As of December 31, 2008 and 2007, no payments and $0.4 million in lease payments were outstanding, respectively, under this lease. The Tropical Palms lease expired on July 15, 2008, and the entire property was leased to a new independent operator for 12 years.

Equity LifeStyle Properties, Inc.
Notes To Consolidated Financial Statements
Note 12 — Transactions with Related Parties (continued)
•	On April 14, 2006, the Company loaned Privileged Access approximately $12.3 million at a per annum interest rate of prime plus 1.5%, maturing in one year and secured by Thousand Trails membership sales contract receivables. During the year ended December 31, 2008 and 2007, we received no payments and principal repayments of $12.3 million, respectively, and no amounts remain outstanding on this receivable. Interest income recorded by the Company for the years ended December 31, 2008 and 2007 was zero and approximately $0.5 million, respectively. There was no Interest receivable due as of the year ended December 31, 2008 and 2007.

•	The Company previously leased 40 to 160 sites at three resort Properties in Florida, to a subsidiary of Privileged Access from October 1, 2007 until August 14, 2008. The sites varied during each month of the lease term due to the seasonality of the resort business in Florida. For the year ended December 31, 2008, we recognized less than $0.2 million in rent from this leasing arrangement. The lease income is included in the Resort base rental income in the Company’s Consolidated Statement of Operations. As of December 31, 2008, and December 31, 2007, no amounts were outstanding under this lease.

•	The Company previously leased 40 to 160 sites at Lake Magic, a resort Property in Clermont, Florida, to a subsidiary of Privileged Access from December 15, 2006 until September 30, 2007. The sites varied during each month of the lease term due to the seasonality of the resort business in Florida. For the year ended December 31, 2008, we recognized approximately $0.2 million in rent from this leasing arrangement. The lease income is included in the Resort base rental income in the Company’s Consolidated Statement of Operations. As of December 31, 2008 and 2007, no amounts are outstanding under this lease.

•	The Company had an option to purchase the subsidiaries of Privileged Access, including TT, beginning on April 14, 2009, at the then fair market value, subject to the satisfaction of a number of significant contingencies (“ELS Option”). The ELS Option terminated with the closing of the PA Transaction on August 14, 2008. The Company had consented to a fixed price option where the Chairman of PATT could acquire the subsidiaries of Privileged Access anytime before December 31, 2011. The fixed price option also terminated on August 14, 2008.

•	Privileged Access and the Company previously agreed to certain arrangements in which we utilized each other’s services. Privileged Access assisted the Company with functions such as: call center management, property management, information technology, legal, sales and marketing. During the year ended December 31, 2008, the Company incurred expenses of approximately $0.6 million for the use of Privileged Access employees and no payments were payable to Privileged Access as of December 31, 2008 and December 31, 2007. The Company received approximately $0.1 million from Privileged Access for Privileged Access use of certain Company information technology resources during the year ended December 31, 2008. The Company and Privileged Access had engaged a third party to evaluate the fair market value of such employee services.
     In addition to the arrangements described above, the Company had the following smaller arrangements with Privileged Access. In each arrangement, the amount of income or expense, as applicable, recognized by the Company for the year ended December 31, 2008 is less than $0.2 million and there are no amounts due under these arrangements as of December 31, 2008 or December 31, 2007.
•	Since November 1, 2006, the Company leased 41 to 44 sites at 22 resort Properties to Privileged Access (the “Park Pass Lease”). The Park Pass Lease terminated with the closing of the PA Transaction on August 14, 2008.

•	The Company and Privileged Access entered into a Site Exchange Agreement beginning September 1, 2007 and ending May 31, 2008. Under the Site Exchange Agreement, the Company allowed Privileged Access to use 20 sites at an Arizona resort Property known as Countryside. In return, Privileged Access allowed the Company to use 20 sites at an Arizona resort Property known as Verde Valley Resort (a property in the TT Portfolio).

Equity LifeStyle Properties, Inc.
Notes To Consolidated Financial Statements
Note 12 — Transactions with Related Parties (continued)
•	The Company and Privileged Access entered into a Site Exchange Agreement for a one-year period beginning June 1, 2008 and ending May 31, 2009. Under the Site Exchange Agreement, the Company allowed Privileged Access to use 90 sites at six resort Properties. In return, Privileged Access allowed the Company to use 90 sites at six resort Properties leased to Privileged Access. The Site Exchange Agreement was terminated with the closing of the PA Transaction on August 14, 2008.

•	On September 15, 2006, the Company and Privileged Access entered into a Park Model Sales Agreement related to a Texas resort Property in the TT Portfolio known as Lake Conroe. Under the Park Model Sales Agreement, Privileged Access was allowed to sell up to 26 park models at Lake Conroe. Privileged Access was obligated to pay the Company 90% of the site rent collected from the park model buyer. All 26 homes have been sold as of December 31, 2007. The Park Model Sales Agreement terminated with the closing of the PA Transaction on August 14, 2008.

•	The Company advertises in Trailblazer magazine that was published by a subsidiary of Privileged Access prior to August 14, 2008. Trailblazer is an award-winning recreational lifestyle magazine for active campers, which is read by more than 65,000 paid subscribers. Beginning on August 14, 2008, the Company began publishing Trailblazer in accordance with the terms of the PA Transaction.

•	On July 1, 2008, the Company and Privileged Access entered into an agreement, where Privileged Access sold the Company’s used resort cottages at certain Properties leased to Privileged Access. The Company paid Privileged Access a commission for selling the inventory and the agreement was terminated on August 14, 2008.

•	On April 1, 2008, the Company entered into a lease for a corporate apartment located in Chicago, Illinois for use by Mr. McAdams and other employees of the Company and Privileged Access. The Company paid monthly rent payments, plus utilities and housekeeping expenses and Mr. McAdams reimbursed the Company for a portion of the rent. Prior to August 14, 2008, Privileged Access reimbursed the Company for a portion of the rent and utilities and housekeeping expenses. Such lease terminated on December 31, 2008.
Corporate headquarters
     The Company leases office space from Two North Riverside Plaza Joint Venture Limited Partnership, an entity affiliated with Mr. Zell, the Company’s Chairman of the Board. Fees paid to this entity amounted to approximately $689,000, $768,000 and $624,000 for the years ended December 31, 2008, 2007 and 2006, respectively. As of December 31, 2008 and 2007, approximately $62,000 and $0, respectively, were accrued with respect to this office lease.
Other
     In January 2009, the Company entered into a consulting agreement with the son of Mr. Howard Walker, to provide assistance with the Company’s internet web marketing strategy. Mr. Walker is Vice-Chairman of the Company’s Board of Directors. The consulting agreement is for a term of six months at a total cost of $48,000.

Equity LifeStyle Properties, Inc.
Notes To Consolidated Financial Statements
Note 13 — Stock Option Plan and Stock Grants
     The Company’s Stock Option and Stock Award Plan (the “Plan”) was adopted in December 1992 and amended and restated from time to time, most recently effective March 23, 2001. Pursuant to the Plan, officers, directors, employees and consultants of the Company are offered the opportunity (i) to acquire shares of common stock through the grant of stock options (“Options”), including non-qualified stock options and, for key employees, incentive stock options within the meaning of Section 422 of the Internal Revenue Code; and (ii) to be awarded shares of common stock (“Restricted Stock Grants”), subject to conditions and restrictions determined by the Compensation, Nominating, and Corporate Governance Committee of the Company’s Board of Directors (the “Compensation Committee”). The Compensation Committee will determine the vesting schedule, if any, of each Option and the term, which term shall not exceed ten years from the date of grant. As to the Options that have been granted through December 31, 2008 to officers, employees and consultants, generally, one-third are exercisable one year after the initial grant, one-third are exercisable two years following the date such Options were granted and the remaining one-third are exercisable three years following the date such Options were granted. Stock Options are awarded at the New York Stock Exchange closing price of the Company’s common stock on the grant date. A maximum of 6,000,000 shares of common stock are available for grant under the Plan and no more than 250,000 shares may be subject to grants to any one individual in any calendar year.
     Grants under the Plan are made by the Compensation Committee, which determines the individuals eligible to receive awards, the types of awards, and the terms, conditions and restrictions applicable to any award. In addition, the terms of two specific types of awards are contemplated under the Plan:
•	The first type of award is a grant of Options or Restricted Stock Grants of common stock made to each member of the Board at the meeting held immediately after each annual meeting of the Company’s stockholders. Generally, if the director elects to receive Options, the grant will cover 10,000 shares of common stock at an exercise price equal to the fair market value on the date of grant. If the director elects to receive a Restricted Stock Grant of common stock, he or she will receive an award of 2,000 shares of common stock. Exercisability or vesting with respect to either type of award will be one-third of the award after six months, two-thirds of the award after one year, and the full award after two years.

•	The second type of award is a grant of common stock in lieu of 50% of their bonus otherwise payable to individuals with a title of Vice President or above. A recipient can request that the Compensation Committee pay a greater or lesser portion of the bonus in shares of common stock.
     The Company adopted SFAS 123(R) on July 1, 2005, which replaced SFAS 123. Since the Company had chosen to use the modified-prospective method for recognizing stock-based compensation and uses the Black-Scholes-Merton Model for valuing the options, the result of the adoption had no material impact of the Company’s results of operations or financial position.
     Restricted Stock Grants
     In 2008, the Company awarded Restricted Stock Grants for 30,000 shares of common stock to Joe McAdams in accordance with the terms of his Employment Agreement. These Restricted Stock Grants vest over two years with one-third vesting on January 4, 2008, one-third vesting on January 1, 2009 and one-third vesting on January 1, 2010. The fair market value of these Restricted Stock Grants was approximately $1.3 million as of the date of grant and is recorded as compensation expense and paid in capital over the two- year vesting period.
     In 2006, the Company awarded Restricted Stock Grants for 147,500 shares of common stock to certain members of senior management of the Company. These Restricted Stock Grants vest over three years. The fair market value of these Restricted Stock Grants was approximately $8.1 million as of the date of grant and is recorded as compensation expense and paid in capital over the three-year vesting period.
     In 2004, the Company awarded Restricted Stock Grants for 135,000 shares of common stock to certain members of senior management of the Company. These Restricted Stock Grants vest over three years, but may be restricted for a period of up to ten years depending upon certain performance benchmarks. The fair market value of these Restricted Stock Grants was approximately $5.0 million as of the date of grant and is recorded as compensation expense and paid in capital over the three-year vesting period.

Equity LifeStyle Properties, Inc.
Notes To Consolidated Financial Statements
Note 13 — Stock Option Plan and Stock Grants (continued)
     In 2008, 2007 and 2006, the Company awarded Restricted Stock Grants for 20,000, 18,000, and 23,000 shares of common stock, respectively, to directors with a fair market value of approximately $929,000, $984,000, and $1,050,000 in 2008, 2007 and 2006, respectively.
     The Company recognized compensation expense of approximately $4.6 million, $3.7 million and $2.8 million related to Restricted Stock Grants in 2008, 2007 and 2006, respectively. Compensation expense to be recognized subsequent to December 31, 2008 for Restricted Stock Grants not yet vested was approximately $3.9 million, which is expected to be recognized over a weighted average term of 0.5 years.
Stock Options
     The fair value of each grant is estimated on the grant date using the Black-Scholes-Merton model. The following table includes the assumptions that were made and the estimated fair values:

Assumption	2008	2007	2006

Dividend yield	5.5%	5.8%	6.0%
Risk-free interest rate	3.7%	4.7%	4.6%
Expected life	4 years	4 years	4 years
Expected volatility	16.9%	15.6%	15.4%

Estimated Fair Value of Options Granted	$516,904	$705,554	$525,936
     A summary of the Company’s stock option activity, and related information for the years ended December 31, 2008, 2007 and 2006 follows:

		Weighted Average
	Shares Subject	Exercise Price Per
	to Options	Share

Balance at January 1, 2006	983,791	$20.62
Options granted	140,000	46.66
Options exercised	(155,031)	45.72
Options canceled	(167)	17.50

Balance at December 31, 2006	968,593	24.85
Options granted	165,000	54.86
Options exercised	(143,854)	57.86
Options canceled	(1,200)	17.60

Balance at December 31, 2007	988,539	30.88
Options granted	135,000	44.36
Options exercised	(169,367)	45.24
Options canceled	(400)	16.38

Balance at December 31, 2008	953,772	34.92

Equity LifeStyle Properties, Inc.
Notes To Consolidated Financial Statements
Note 13 — Stock Option Plan and Stock Grants (continued)
The following table summarizes information regarding Options outstanding at December 31, 2008:

	Options Outstanding			Options Exercisable
		Weighted			Weighted
		Average			Average
		Outstanding			Outstanding
Range of		Contractual	Weighted Average		Contractual	Weighted Average
Exercise Prices	Options	Life (in years)	Exercise Price	Options	Life (in years)	Exercise Price

$15.69 to $18.99	241,221	1.5	$16.72	241,221	1.5	$16.72
$22.65 to $47.97	527,551	6.2	$36.49	450,884	5.7	$35.27
$48.33 to $55.23	185,000	8.3	$54.15	116,663	8.2	$54.48

	953,772	5.4	$34.92	808,768	4.8	$32.51

     As of December 31, 2008, 2007 and 2006, 1,099,242 shares, 1,283,842 shares and 1,465,642 shares remained available for grant, respectively; of these 600,525 shares, 650,525 shares and 668,525 shares, respectively, remained available for Restricted Stock Grants.
Note 14 — Preferred Stock
     The Company’s Board of Directors is authorized under the Company’s charter, without further stockholder approval, to issue, from time to time, in one or more series, 10,000,000 shares of $.01 par value preferred stock (the “Preferred Stock”), with specific rights, preferences and other attributes as the Board may determine, which may include preferences, powers and rights that are senior to the rights of holders of the Company’s common stock. However, under certain circumstances, the issuance of preferred stock may require stockholder approval pursuant to the rules and regulations of The New York Stock Exchange. As of December 31, 2008 and 2007, the Company issued no Preferred Stock.
Note 15 — Long-Term Cash Incentive Plan
     On May 15, 2007, the Company’s Board of Directors approved a Long-Term Cash Incentive Plan (the “Plan”) to provide a long-term cash bonus opportunity to certain members of the Company’s management and executive officers. The total cumulative payment for all participants (the “Eligible Payment”) is based upon the Company’s Compound Annual Funds From Operations Per Share Growth Rate over the three-year period ending December 31, 2009. The Eligible Payment is further adjusted upward or downward based on the Company’s Total Return compared to a selected peer group. The Company accounts for the Plan in accordance with SFAS 123(R). As of December 31, 2008, the Company had accrued compensation expense of approximately $1.8 million related to the Plan.
Note 16 — Savings Plan
     The Company has a qualified retirement plan, with a salary deferral feature designed to qualify under Section 401 of the Code (the “401(k) Plan”), to cover its employees and those of its Subsidiaries, if any. The 401(k) Plan permits eligible employees of the Company and those of any Subsidiary to defer up to 60% of their eligible compensation on a pre-tax basis subject to certain maximum amounts. In addition, the Company will match 100% of the participant’s contribution up to the first 3% and then 50% of the next 2% for a maximum potential match of 4%.
     In addition, amounts contributed by the Company will vest, on a prorated basis, according to the participant’s vesting schedule. After five years of employment with the Company, the participants will be 100% vested for all amounts contributed by the Company. Additionally, a discretionary profit sharing component of the 401(k) Plan provides for a contribution to be made annually for each participant in an amount, if any, as determined by the Company. All employee contributions are 100% vested. The Company’s contribution to the 401(k) Plan was $465,000, $399,000, and $407,656, for the years ended December 31, 2008, 2007, and 2006, respectively.

Equity LifeStyle Properties, Inc.
Notes To Consolidated Financial Statements
Note 17 — Commitments and Contingencies
California Rent Control Litigation
     As part of the Company’s effort to realize the value of its Properties subject to rent control, the Company has initiated lawsuits against several municipalities in California. The Company’s goal is to achieve a level of regulatory fairness in California’s rent control jurisdictions, and in particular those jurisdictions that prohibit increasing rents to market upon turnover. Regulations in California allow tenants to sell their homes for a premium representing the value of the future discounted rent-controlled rents. In the Company’s view, such regulation results in a transfer of the value of the Company’s stockholders’ land, which would otherwise be reflected in market rents, to tenants upon the sales of their homes in the form of an inflated purchase price that cannot be attributed to the value of the home being sold. As a result, in the Company’s view, the Company loses the value of its asset and the selling tenant leaves the Property with a windfall premium. The Company has discovered through the litigation process that certain municipalities considered condemning the Company’s Properties at values well below the value of the underlying land. In the Company’s view, a failure to articulate market rents for sites governed by restrictive rent control would put the Company at risk for condemnation or eminent domain proceedings based on artificially reduced rents. Such a physical taking, should it occur, could represent substantial lost value to stockholders. The Company is cognizant of the need for affordable housing in the jurisdictions, but asserts that restrictive rent regulation does not promote this purpose because the benefits of such regulation are fully capitalized into the prices of the homes sold. The Company estimates that the annual rent subsidy to tenants in these jurisdictions may be in excess of $15 million. In a more well balanced regulatory environment, the Company would receive market rents that would eliminate the subsidy and homes would trade at or near their intrinsic value.
     In connection with such efforts, the Company entered into a settlement agreement with the City of Santa Cruz, California and that, pursuant to the settlement agreement, the City amended its rent control ordinance to exempt the Company’s Property from rent control as long as the Company offers a long term lease which gives the Company the ability to increase rents to market upon turnover and bases annual rent increases on the CPI. The settlement agreement benefits the Company’s stockholders by allowing them to receive the value of their investment in this Property through vacancy decontrol while preserving annual CPI based rent increases in this age-restricted Property.
     The Company has filed two lawsuits in federal court against the City of San Rafael, challenging its rent control ordinance on constitutional grounds. The Company believes that one of those lawsuits was settled by the City agreeing to amend the ordinance to permit adjustments to market rent upon turnover. The City subsequently rejected the settlement agreement. The Court initially found the settlement agreement was binding on the City, but then reconsidered and determined to submit the claim of breach of the settlement agreement to a jury. In October 2002, the first case against the City went to trial, based on both breach of the settlement agreement and the constitutional claims. A jury found no breach of the settlement agreement; the Company then filed motions asking the Court to rule in its favor on that claim, notwithstanding the jury verdict. The Court postponed decision on those motions and on the constitutional claims, pending a ruling on certain property rights issues by the United States Supreme Court.
     The Company also had pending a claim seeking a declaration that the Company could close the Property and convert it to another use which claim was not tried in 2002. The United States Supreme Court issued the property rights rulings in 2005 and subsequently on January 27, 2006, the Court hearing the San Rafael cases issued a ruling that granted the Company’s motion for leave to amend to assert alternative takings theories in light of the United States Supreme Court’s decisions. The Court’s ruling also denied the Company’s post trial motions related to the settlement agreement and dismissed the park closure claim without prejudice to the Company’s ability to reassert such claim in the future. As a result, the Company filed a new complaint challenging the City’s ordinance as violating the takings clause and substantive due process. The City of San Rafael filed a motion to dismiss the amended complaint. On December 5, 2006, the Court denied portions of the City’s motion to dismiss that had sought to eliminate certain of the Company’s taking claims and substantive due process claims. The Company’s claims against the City were tried in a bench trial during April 2007. On July 26, 2007, the United States District Court for the Northern District of California issued Preliminary Findings of Facts and Legal Standards, Preliminary Conclusions of Law and Request for Further Briefing (“Preliminary Findings”) in this matter. The Company filed the Preliminary Findings on Form 8-K on August 2, 2007. In August 2007, the Company and the City filed the further briefs requested by the Court. On January 29, 2008, the Court issued its Findings of Facts, Conclusions of Law and Order Thereon (the “Order”). The Company filed the Order on Form 8-K on January 31, 2008. On March 14, 2008, the Company filed a petition for attorneys’ fees incurred in the amount of approximately $6,800,000 plus costs of approximately $1,274,000. The City also filed a petition for attorneys’ fees incurred in

Equity LifeStyle Properties, Inc.
Notes To Consolidated Financial Statements
Note 17 — Commitments and Contingencies (continued)
the amount of approximately $763,000 plus costs of approximately $58,000 in connection with the jury verdict that found no breach of the settlement agreement (as described above). While the City alleges it is the prevailing party on the settlement agreement issue, the Company asserts that the outcome of the entirety of the case finding the ordinance unconstitutional means that the Company is the prevailing party in the case. The parties have submitted briefs with respect to the petitions for attorneys’ fees and costs, which remain pending before the court and there can be no assurances as to the outcome of these petitions.
     The Company’s efforts to achieve a balanced regulatory environment incentivize tenant groups to file lawsuits against the Company seeking large damage awards. The homeowners association at Contempo Marin (“CMHOA”), a 396 site Property in San Rafael, California, sued the Company in December 2000 over a prior settlement agreement on a capital expenditure pass-through after the Company sued the City of San Rafael in October 2000 alleging its rent control ordinance is unconstitutional. In the Contempo Marin case, the CMHOA prevailed on a motion for summary judgment on an issue that permits the Company to collect only $3.72 out of a monthly pass-through amount of $7.50 that the Company believed had been agreed to by the CMHOA in a settlement agreement. The CMHOA continued to seek damages from the Company in this matter. The Company reached a settlement with the CMHOA in this matter which allows the Company to recover $3.72 of the requested monthly pass-through and does not provide for the payment of any damages to the CMHOA. Both the CMHOA and the Company brought motions to recover their respective attorneys’ fees in the matter, which motions were heard by the Court in January 2007. On January 12, 2007, the Court granted CMHOA’s motion for attorneys’ fees in the amount of $347,000 and denied the Company’s motion for attorneys’ fees. These fees have been fully accrued by the Company as of December 31, 2006. The Company appealed both decisions. On September 19, 2008, the Court of Appeal affirmed the attorneys’ fees rulings. The Company filed a Petition for a Rehearing of that appellate decision. On October 17, 2008, the Court of Appeal issued an order modifying its original opinion in certain respects without changing its judgment. The Company petitioned the California Supreme Court for review of the decision, which was denied. Accordingly, the Company will pay the CMHOA’s attorneys’ fees as previously ordered by the trial court and, to the extent required, incurred on appeal. The Company believes that such lawsuits will be a consequence of the Company’s efforts to change rent control since tenant groups actively desire to preserve the premium value of their homes in addition to the discounted rents provided by rent control. The Company has determined that its efforts to rebalance the regulatory environment despite the risk of litigation from tenant groups are necessary not only because of the $15 million annual subsidy to tenants, but also because of the condemnation risk.
     In June 2003, the Company won a judgment against the City of Santee in California Superior Court (case no. 777094). The effect of the judgment was to invalidate, on state law grounds, two (2) rent control ordinances the City of Santee had enforced against the Company and other property owners. However, the Court allowed the City to continue to enforce a rent control ordinance that predated the two invalid ordinances (the “prior ordinance”). As a result of the judgment the Company was entitled to collect a one-time rent increase based upon the difference in annual adjustments between the invalid ordinance(s) and the prior ordinance and to adjust its base rents to reflect what the Company could have charged had the prior ordinance been continually in effect. The City of Santee appealed the judgment. The Court of Appeal and California Supreme Court refused to stay enforcement of these rent adjustments pending appeal. After the City was unable to obtain a stay, the City and the tenant association each sued the Company in separate actions alleging the rent adjustments pursuant to the judgment violate the prior ordinance (Case Nos. GIE 020887 and GIE 020524). They seek to rescind the rent adjustments, refunds of amounts paid, and penalties and damages in these separate actions. On January 25, 2005, the California Court of Appeal reversed the judgment in part and affirmed it in part with a remand. The Court of Appeal affirmed that one ordinance was unlawfully adopted and therefore void and that the second ordinance contained unconstitutional provisions. However, the Court ruled the City had the authority to cure the issues with the first ordinance retroactively and that the City could sever the unconstitutional provisions in the second ordinance. On remand, the trial court was directed to decide the issue of damages to the Company from these ordinances, which the Company believes is consistent not only with the Company receiving the economic benefit of invalidating one of the ordinances, but also consistent with the Company’s position that it is entitled to market rent and not merely a higher amount of regulated rent. The remand action was tried to the court in the third quarter of 2007. On January 25, 2008, the trial court issued a preliminary ruling determining that the Company had not incurred any damages from these ordinances and actions primarily on the grounds that the ordinances afforded the Company a fair rate of return. The Company sought clarification of this ruling. On April 9, 2008, the court issued a final statement of decision that included a clarification stating that the constitutional issues were not resolved on the merits and that the court had not determined that the ordinances afforded the Company a fair rate of return outside the remand period. The trial court granted a motion for restitution filed by the City in Case No. GIE 020524.

Equity LifeStyle Properties, Inc.
Notes To Consolidated Financial Statements
Note 17 — Commitments and Contingencies (continued)
The Company filed a notice of appeal on July 2, 2008. In order to avoid further trial and the related expenses, the Company agreed to a stipulated judgment, which requires the Company to put into escrow after entry of the judgment, pending appeal, funds sufficient to pay the judgment with prejudgment interest while preserving the Company’s appellate rights. The parties also disputed whether the trial court’s decision to award restitution encompassed an award of prejudgment interest, as to which the parties submitted additional briefs to the trial court for decision. On October 31, 2008, the court awarded the City some but not all of the prejudgment interest it sought. The stipulated judgment was entered on November 5, 2008, and the Company deposited into the escrow the amounts required by the judgment and continues to deposit monthly disputed amounts until the disputes are resolved on appeal. The appeal is proceeding and briefing will commence after the superior court has filed the supplemental record on appeal. The tenant association continued to seek damages, penalties and fees in their separate action based on the same claims made on the tenants’ behalf by the City in the City’s case. The Company moved for judgment on the pleadings in the tenant association’s case on the ground that the tenant association’s case is moot in light of the stipulated judgment in the City’s case. On November 6, 2008, the Court granted the Company’s motion for judgment on the pleadings without leave to amend. On February 9, 2009, the tenant association filed a notice of intention to move for new trial in which it stated that it intends to move the Court to set aside the order granting defendant’s motion for judgment on the pleadings. That notice remains pending.
     In addition, the Company has sued the City of Santee in federal court alleging all three of the ordinances are unconstitutional under the Fifth and Fourteenth Amendments to the United States Constitution. Thus, it is the Company’s position that the ordinances are subject to invalidation as a matter of law in the federal court action. Separately, the Federal District Court granted the City’s Motion for Summary Judgment in the Company’s federal court lawsuit. This decision was based not on the merits, but on procedural grounds, including that the Company’s claims were moot given its success in the state court case. The Company appealed the decision, and on May 3, 2007 the United States Court of Appeals for the Ninth Circuit affirmed the District Court’s decision on procedural grounds. The Company intends to continue to pursue an adjudication of its rights on the merits in Federal Court through claims that are not subject to such procedural defenses.
     In October 2004, the United States Supreme Court granted certiorari in State of Hawaii vs. Chevron USA, Inc., a Ninth Circuit Court of Appeals case that upheld the standard that a regulation must substantially advance a legitimate state purpose in order to be constitutionally viable under the Fifth Amendment. On May 24, 2005 the United States Supreme Court reversed the Ninth Circuit Court of Appeals in an opinion that clarified the standard of review for regulatory takings brought under the Fifth Amendment. The Supreme Court held that the heightened scrutiny applied by the Ninth Circuit is not the applicable standard in a regulatory takings analysis, but is an appropriate factor for determining if a due process violation has occurred. The Court further clarified that regulatory takings would be determined in significant part by an analysis of the economic impact of the regulation. The Company believes that the severity of the economic impact on its Properties caused by rent control will enable it to continue to challenge the rent regulations under the Fifth Amendment and the due process clause.
     As a result of the Company’s efforts to achieve a level of regulatory fairness in California, a commercial lending company, 21st Mortgage Corporation, a Delaware corporation, sued MHC Financing Limited Partnership. Such lawsuit asserts that certain rent increases implemented by the partnership pursuant to the rights afforded to the property owners under the City of San Jose’s rent control ordinance were invalid or unlawful. 21st Mortgage has asserted that it should benefit from the vacancy control provisions of the City’s ordinance as if 21st Mortgage were a “homeowner” and contrary to the ordinance’s provision that rents may be increased without restriction upon termination of the homeowners’ tenancy. In each of the disputed cases, the Company believes it had terminated the tenancy of the homeowner (21st Mortgage’s borrower) through the legal process. The Court, in granting 21st Mortgage’s motion for summary judgment, has indicated that 21st Mortgage may be a “homeowner” within the meaning of the ordinance. The Company does not believe that 21st Mortgage can show that it has ever applied for tenancy, entered into a rental agreement or been accepted as a homeowner in the communities. A bench trial in this matter concluded in January 2008 with the trial court determining that the Company had validly exercised its rights under the rent control ordinance, that the Company had not violated the ordinance and that 21st Mortgage was not entitled to the benefit of rent control protection in the circumstances presented. In April 2008, the Company filed a petition for attorneys’ fees and costs. On August 22, 2008, the Court granted the Company $0.4 million in attorneys’ fees and costs. On October 20, 2008, the Company entered a Post-Judgment Agreement with 21st Mortgage pursuant to which 21st Mortgage paid the Company the $0.4 million in attorneys’ fees and costs that the court had awarded, and the parties agreed to let the trial court’s judgment stand, to otherwise end the litigation, and exchanged releases.

Equity LifeStyle Properties, Inc.
Notes To Consolidated Financial Statements
Note 17 — Commitments and Contingencies (continued)
Countryside at Vero Beach
     On January 12, 2006, the Company was served with a complaint filed in Indian River County Circuit Court on behalf of a purported class of homeowners at Countryside at Vero Beach. The complaint includes counts for alleged violations of the Florida Mobile Home Act and the Florida Deceptive and Unfair Trade Practices Act, and claims that the Company required homeowners to pay water and sewer impact fees, either to the Company or to the County, “as a condition of initial or continued occupancy in the Park”, without properly disclosing the fees in advance and notwithstanding the Company’s position that all such fees were fully paid in connection with the settlement agreement described above. On February 8, 2006, the Company served its motion to dismiss the complaint. In May 2007, the Court granted the Company’s motion to dismiss, but also allowed the plaintiff to amend the complaint. The plaintiff filed an amended complaint, which the Company has also moved to dismiss. Before any ruling on the Company’s motion to dismiss the amended complaint, the plaintiff asked for and received leave to file a second amended complaint, which the plaintiff filed on April 11, 2008. On May 1, 2008, the Company filed an answer and a motion for summary judgment. The motion for summary judgment was denied with leave to resubmit the motion after further discovery. On or about February 4, 2009, the Company accepted the Plaintiff’s offer to voluntarily dismiss the case with prejudice in exchange for the Company’s waiver of any claim for attorneys’ fees.
Colony Park
     On December 1, 2006, a group of tenants at the Company’s Colony Park Property in Ceres, California filed a complaint in the California Superior Court for Stanislaus County alleging that the Company has failed to properly maintain the Property and has improperly reduced the services provided to the tenants, among other allegations. The Company has answered the complaint by denying all material allegations and filed a counterclaim for declaratory relief and damages. The case will proceed in Superior Court because the Company’s motion to compel arbitration was denied and the denial was upheld on appeal. Discovery has commenced. The Company has filed a motion for summary adjudication of various of the plaintiffs’ claims and allegations, which is scheduled for hearing on November 19, 2008. The Court has set a trial date for August 4, 2009. The Company believes that the allegations in the first amended complaint are without merit, and intends to vigorously defend the lawsuit.
     California’s Department of Housing and Community Development (“HCD”) issued a Notice of Violation dated August 21, 2006 regarding the sewer system at Colony Park. The notice ordered the Company to replace the Property’s sewer system or show justification from a third party explaining why the sewer system does not need to be replaced. The Company has provided such third party report to HCD and believes that the sewer system does not need to be replaced. Based upon information provided by the Company to HCD to date, HCD has indicated that it agrees that the entire system does not need to be replaced.
Hurricane Claim Litigation
     On June 22, 2007 the Company filed suit, in the Circuit Court of Cook County, Illinois (Case No. 07CH16548), against its insurance carriers, Hartford Fire Insurance Company, Essex Insurance Company, Lexington Insurance Company, and Westchester Surplus Lines Insurance Company, regarding a coverage dispute arising from losses suffered by the Company as a result of hurricanes that occurred in Florida in 2004 and 2005. The Company also brought claims against Aon Risk Services, Inc. of Illinois, the Company’s insurance broker, regarding the procurement of appropriate insurance coverage for the Company. The Company is seeking declaratory relief establishing the coverage obligations of its carriers, as well as a judgment for breach of contract, breach of the covenant of good faith and fair dealing, unfair settlement practices and, as to Aon, for failure to provide ordinary care in the selling and procuring of insurance. The claims involved in this action exceed $11 million.
     In response to motions to dismiss, the trial court dismissed: (1) the requests for declaratory relief as being duplicative of the claims for breach of contract and (2) certain of the breach of contract claims as being not ripe until the limits of underlying insurance policies have been exhausted. On or about January 28, 2008, the Company filed its Second Amended Complaint. Aon filed a motion to dismiss the Second Amended Complaint in its entirety as against Aon, and the insurers moved to dismiss portions of the Second Amended Complaint as against them. The insurers’ motion was denied and they have now answered the Second Amended Complaint. Aon’s motion was granted, with leave granted to the Company to file an amended pleading containing greater factual specificity. The Company did so by adding to the Second Amended Complaint a new Count VII against Aon, which the Company filed on August 15, 2008. Aon then answered the new Count VII in part and moved to strike

Equity LifeStyle Properties, Inc.
Notes To Consolidated Financial Statements
Note 17 — Commitments and Contingencies (continued)
certain of its allegations. The Court left Count VII undisturbed, except for ruling that the Company’s alternative claim that Aon was negligent in carrying out its duty to give notice to certain of the insurance carriers on the Company’s behalf should be re-pleaded in the form of a breach of contract theory. On February 2, 2009, the Company filed such a claim in the form of a new Count VIII against Aon. Written discovery proceedings have commenced.
     Since filing the lawsuit, the Company has received additional payments from Essex Insurance Company, Lexington Insurance Company, and Westchester Surplus Lines Insurance Company, of approximately $2.6 million. In January 2008 the Company entered a settlement with Hartford Fire Insurance Company pursuant to which Hartford paid the Company the remaining disputed limits of Hartford’s insurance policy, in the amount of approximately $516,000, and the Company dismissed and released Hartford from additional claims for interest and bad faith claims handling.
California and Washington Wage Claim Class Actions
     On October 16, 2008, the Company was served with a class action lawsuit in California state court filed by a single named plaintiff. The suit alleges that, at the time of the PA Transaction, the Company and other named defendants willfully failed to pay former California employees of Privileged Access and its affiliates (“PA”) who became employees of the Company all of the wages they earned during their employment with PA, including accrued vacation time. The suit also alleges that the Company improperly “stripped” those employees of their seniority. The suit asserts claims for alleged violation of the California Labor Code; alleged violation of the California Business & Professions Code and for alleged unfair business practices; alleged breach of contract; alleged breach of the duty of good faith and fair dealing; and for alleged unjust enrichment. The complaint seeks, among other relief, compensatory and statutory damages; restitution; pre-judgment and post-judgment interest; attorney’s fees, expenses and costs; penalties; and exemplary and punitive damages. The complaint does not specify a dollar amount sought. On December 18, 2008, the Company filed a demurrer seeking dismissal of the complaint in its entirety without leave to amend. The hearing on the demurrer is set for March 13, 2009. The plaintiff’s responsive brief is not yet due. The Company will vigorously defend the lawsuit.
     On December 16, 2008, the Company was served with a class action lawsuit in Washington state court filed by a single named plaintiff, represented by the same counsel as the plaintiff in the California class action. The complaint asserts on behalf of a putative class of Washington employees of PA who became employees of the Company substantially similar allegations as are alleged in the California class action. The Company’s response to the complaint is not yet due and the Company has not yet filed a response. The Company will vigorously defend the lawsuit.
Brennan Beach
     The Law Enforcement Division of the New York Department of Environmental Compliance (“DEC”) has investigated certain allegations relating to the operation of the onsite wastewater treatment plant and the use of adjacent wetlands at Brennan Beach, which is located in Pulaski, New York. The allegations included assertions of unlawful point source discharges, permit discharge exceedances, and placing material in a wetland buffer area without a permit. Representatives of the Company attended meetings with the DEC in November 2007, April 2008, May 2008 and June 2008, at which the alleged violations were discussed, and the Company has cooperated with the DEC investigation. No formal notices have been issued to the Company asserting specific violations, but the DEC has indicated that it believes the Company is responsible for certain of the alleged violations. As a result of discussions with the DEC, the Company has agreed to enter into a civil consent order pursuant to which the Company will pay a penalty of $50,000 and undertake an environmental benefit project at a cost of $150,000 in connection with the alleged violations. The consent order is being prepared by the DEC pursuant to that agreement and the amounts expected to be paid under the consent order were accrued as property operating expenses during the quarter ended June 30, 2008.

Equity LifeStyle Properties, Inc.
Notes To Consolidated Financial Statements
Note 17 — Commitments and Contingencies (continued)
Appalachian RV
     The U.S. Environmental Protection Agency (“EPA”) has undertaken an investigation of potential lead contamination at Appalachian RV, which is located in Shartlesville, Pennsylvania, reportedly stemming from observations of remnants of old auto battery parts at the Property. In late November and early December 2007, the EPA conducted an assessment by taking samples of surface soil, sediment, surface water, and well water at the Property. The Company is cooperating with the EPA.
     In March 2008, the EPA issued a report regarding the findings of the sampling (“EPA Report”). The EPA Report found no elevated concentrations of lead in either the sediment samples, surface water samples, or well water samples. However, out of the more than 800 soil samples the EPA took, which were collected from locations throughout the Property, the EPA Report identified elevated levels of lead in 61 samples.
     Following issuance of the EPA Report, the EPA sent the Company a Notice of Potential Liability for a cleanup of the elevated lead levels at the Property, and a proposed administrative consent order seeking the Company’s agreement to conduct such a cleanup. On April 9, 2008, the Company submitted a response suggesting that the Company conduct additional soil testing, which the EPA approved, to determine what type of cleanup might be appropriate.
     The EPA also advised the Company that, because elevated arsenic levels were detected at six locations at the Property during the EPA’s testing for lead, at the suggestion of the Agency for Toxic Substances and Disease Registry (ATSDR), the EPA further analyzed for potentially elevated arsenic levels the samples it previously collected. As a result of that analysis, the Company engaged a laboratory to analyze those samples for elevated arsenic levels. In light of these results, the additional soil testing the Company is conducting will test for arsenic as well as lead.
     The additional soil testing commenced in July 2008 and was completed in August 2008. Based on the results of the additional soil testing, the Company entered a contract with an environmental consulting company to remediate the site and, with the permission of the EPA, submitted a notice of intent to remediate the site under the supervision of the Pennsylvania Department of Environmental Protection. The contaminated soil has been excavated and stockpiled, will be delivered to facilities approved for receiving such contaminated waste, and has been replaced at the property by clean fill.
     In addition, the local township in which the Property is located issued a notice of violation regarding the operation of the wastewater system with respect to various sites at the Property. The Company is in discussions with the Township regarding connecting portions of the Property to the Township’s sewer system, resolving the issues raised by the notice of violation, and eliminating or reducing any potential penalties associated with the notice of violation. While the outcome is still uncertain, the amount of eventual penalties, if any, is not expected to be material.
     As a result of these circumstances, the Company decided not to open the Property until these issues can be resolved. In addition, although the potential costs of addressing the environmental issues at the Property are uncertain, based upon information to date, a liability of approximately $0.4 million for future estimated costs is accrued as of December 31, 2008. Based on the information currently available to the Company, the Company expects to be able to re-open the Property in time for the 2009 season.
Gulf View in Punta Gorda
     In 2004, the Company acquired ownership of various property owning entities, including an entity owning a property called Gulf View, in Punta Gorda, Florida. Gulf View continues to be held in a special purpose entity. At the time of acquisition of the entity owning Gulf View, it was financed with a secured loan that was cross-collateralized and cross-defaulted with a loan on another property whose ownership entity was not acquired. At the time of acquisition, the Operating Partnership guaranteed certain obligations relating to exceptions from the non-recourse nature of the loans. Because of certain penalties associated with repayment of these loans, the loans have not been restructured and the terms and conditions remain the same today. The approximate outstanding amount of the loan secured by Gulf View is $1.4 million and of the crossed loan secured by the other property is $5.5 million. The Company is not aware of any notice of default regarding either of the loans; however, should the owner of the cross-collateralized property default, the special purpose entity owning Gulf View and the Operating Partnership may be impacted to the extent of their obligations.

Equity LifeStyle Properties, Inc.
Notes To Consolidated Financial Statements
Note 17 — Commitments and Contingencies (continued)
Florida Utility Operations
     The Company received notice from the Florida Department of Environmental Protection (“DEP”) that as a result of a compliance inspection it is alleging violations of Florida law relating to the operation of onsite water plants and wastewater treatment plants at seven properties in Florida. The alleged violations relate to record keeping and reporting requirements, physical and operating deficiencies and permit compliance. The Company has investigated each of the alleged violations, including a review of a third party operator hired to oversee such operations. The Company met with the DEP in November 2007 to respond to the alleged violations and as a follow-up to such meeting provided a written response to the DEP in December 2007. In light of the Company’s written response, in late January 2008 the DEP conducted a follow-up compliance inspection at each of the seven properties. In early March 2008, the DEP provided the Company comments in connection with the follow-up inspection, which made various recommendations and raised certain additional alleged violations similar in character to those alleged after the initial inspection. The Company has investigated and responded to the additional alleged violations. While the outcome of this investigation remains uncertain, the Company expects to resolve the issues raised by the DEP by entering into a consent decree in which the Company will agree to make certain improvements in its facilities and operations to resolve the issues and pay certain costs and penalties associated with the violations. In August 2008, the DEP provided the Company a proposed consent order for resolving the issues raised by the DEP, the details of which the Company negotiated with the DEP. On December 2, 2008, a Consent Order was entered resolving the issues raised by the DEP. Pursuant to the Consent Order, the Company paid $5,000 for costs incurred by the DEP. The Company also agreed to pay a penalty of $113,499, which is subject to reduction in the event the Company elects to perform “in-kind” capital improvement projects that the DEP approves. The Company has proposed one such project and may propose another, subject to DEP approval. Accordingly, the amount of the $113,499 penalty that the Company will ultimately be required to pay is not yet certain. The Company also replaced its third party operator hired to oversee onsite water and wastewater operations at each of the seven properties. The Company is evaluating the costs of any improvements to its facilities, which would be capital expenditures depreciated over the estimated useful life of the improvement. During the course of this investigation, one permit for operation of a wastewater treatment plant expired. The Company applied for renewal of the permit and expects the DEP to grant the application after certain determinations and capital improvements are made. In the meantime, the Company is permitted to operate the wastewater treatment plant pursuant to the Consent Order.
Other
     The Company is involved in various other legal proceedings arising in the ordinary course of business. Such proceedings include, but are not limited to, notices, consent decrees, additional permit requirements and other similar enforcement actions by governmental agencies relating to the Company’s water and wastewater treatment plants and other waste treatment facilities. Additionally, in the ordinary course of business, the Company’s operations are subject to audit by various taxing authorities. Management believes that all proceedings herein described or referred to, taken together, are not expected to have a material adverse impact on the Company. In addition, to the extent any such proceedings or audits relate to newly acquired Properties, the Company considers any potential indemnification obligations of sellers in favor of the Company.

Equity LifeStyle Properties, Inc.
Notes To Consolidated Financial Statements
Note 18 — Quarterly Financial Data (unaudited)
     The following is unaudited quarterly data for 2008 and 2007 (amounts in thousands, except for per share amounts):

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
2008	3/31	6/30	9/30	12/31

Total revenues (a)	$123,205	$110,909	$118,578	$116,449
Consolidated income from continuing operations (a)	$19,745	$9,064	$5,814	$3,943
Income from discontinued operations (a)	$16	$49	$32	$81
Net income (loss) available for Common Shares	$12,725	$4,109	$1,482	$(13)

Weighted average Common Shares outstanding — Basic	24,200	24,370	24,527	24,765
Weighted average Common Shares outstanding — Diluted	30,386	30,540	30,572	30,505

Net income per Common Share outstanding — Basic	$0.53	$0.17	$0.06	$0.00
Net income per Common Share outstanding — Diluted	$0.52	$0.17	$0.06	$0.00

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
2007	3/31	6/30	9/30	12/31

Total revenues (a)	$119,031	$105,689	$110,699	$106,482
Consolidated income from continuing operations (a)	$19,375	$6,048	$9,038	$9,161
Income from discontinued operations (a)	$4,706	$18	$6,954	$647
Net income available for Common Shares	$16,160	$1,634	$9,652	$4,656

Weighted average Common Shares outstanding — Basic	23,910	24,133	24,148	24,161
Weighted average Common Shares outstanding — Diluted	30,351	30,431	30,418	30,439

Net income per Common Share outstanding — Basic	$0.68	$0.07	$0.40	$0.19
Net income per Common Share outstanding — Diluted	$0.66	$0.07	$0.39	$0.19

(a)	Amounts may differ from previously disclosed amounts due to reclassification of discontinued operations.